Exhibit 10.1
AMENDED AND RESTATED INVENTORY LOAN AND SECURITY AGREEMENT
by and among
TEXTRON FINANCIAL CORPORATION
and
MYSTIC DUNES MYRTLE BEACH, LLC,
and
MYSTIC DUNES, LLC
AS OF JUNE 30, 2011

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION	2
1.1 Definitions	2
1.2 Interpretation	13
1.3 Schedules and Exhibits	14
1.4 Accounting Principles	14
2. RESERVED	14
3. INVENTORY LOAN	14
3.1 General	14
3.2 General Restrictions	15
3.3 Use of Proceeds	15
3.4 Amounts in Excess of Inventory Loan Limit	15
3.5 No Advances	15
4. LOAN DOCUMENTS AND LOAN ACCOUNT	15
4.1 Loan Documents	15
4.2 Loan Account	15
5. INTEREST RATE	16
5.1 Inventory Loan	16
5.2 Default Rate	16
5.3 Calculation of Interest	16
5.4 Limitation on Interest	16
6. FEES AND LOAN COSTS	17
6.1 No Inventory Loan Commitment Fee	17
6.2 Late Charge	17
6.3 Loan Costs	17
6.4 General	17
7. PAYMENTS	18
7.1 Inventory Loan	18
7.2 Reinstatement of Obligations and Liens	20
8. COLLATERAL	20
8.1 Grant of Lien	20
8.2 Insurance of Collateral	20

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8.3 General and Continuing Lien	20
8.4 Additional Documents and Future Actions	21
8.5 Guaranty	21
8.6 Release of Inventory Collateral	21
9. CONDITIONS PRECEDENT TO THE CLOSING	22
9.1 Loan Documents	22
9.2 Opinions of Counsel	22
9.3 Representations, Warranties, Covenants and Agreements	22
9.4 No Prohibitions	22
9.5 Reserved	22
9.6 Governing Documents	22
9.7 Good Standing Certificates	23
9.8 Resolutions	23
9.9 Reserved	23
9.10 Environmental Report	23
9.11 Reserved	23
9.12 Title Insurance Policy	23
9.13 Closing Protection Letter	23
9.14 Evidence of Insurance	23
9.15 Litigation; Litigation Searches	24
9.16 Lien/Other Searches/Releases	24
9.17 Taxes and Assessments	24
9.18 Financial Statements	24
9.19 Expenses	24
9.20 Exchange Agreements	24
9.21 Management Agreement	24
9.22 Closing Checklist	24
9.23 Material Project Agreements	25
9.24 Licenses; Legal Requirements	25
9.25 Due Diligence Inspections and Investigations	25
9.26 Miscellaneous	25
10. GENERAL CONDITIONS PRECEDENT TO ALL ADVANCES	25
10.1 Inventory Loan Advances	25

11. FUNDING PROCEDURES	27
12. GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	27
12.1 Organization; Power; Authorization	27
12.2 Affiliates and Capital Structure	28
12.3 Names and Addresses	28
12.4 Licenses	28
12.5 Compliance with Legal Requirements	29
12.6 Other Restrictions	29
12.7 Inventory Collateral	29
12.8 Liens	30
12.9 Taxes	30
12.10 Litigation Proceedings	30
12.11 Pension Plans	31
12.12 Financial Statements and Financial Condition	31
12.13 Solvency	31
12.14 Reserved	32
12.15 Investment Company	32
12.16 Enforceability	32
12.17 No Defaults	32
12.18 Use of Proceeds/Margin Stock	32
12.19 Labor Relations	32
12.20 Broker’s Fees	32
12.21 Inspections	33
12.22 Reserved	33
12.23 Books and Records	33
12.24 Reserved	33
12.25 No Payment of Dividends	33
12.26 Management	34
12.27 Full Disclosure	34
12.28 Reserved	34
12.29 One-to-One Ratio	34
12.30 Change of Control	34

13. REPRESENTATIONS, WARRANTIES AND COVENANTS WITH RESPECT TO THE BORROWER PROJECT	34
13.1 Declarations	34
13.2 Access	35
13.3 Utilities	35
13.4 Parking	35
13.5 Legal Requirements; Zoning; Private Restrictions	35
13.6 Units Ready for Use	35
13.7 No Defaults	35
13.8 Tangible Property	35
13.9 Condition of the Borrower Project	36
13.10 Material Project Agreements	36
13.11 Reserved	36
13.12 Certificates of Occupancy	36
13.13 Reserved	36
13.14 Tests, Etc	36
13.15 Taxes	37
13.16 Amenities	37
13.17 Developer Subsidy	37
13.18 Reservation System	37
13.19 Reserved	37
13.20 Leases	38
13.21 Transactions with Affiliates	38
13.22 Reserved	38
13.23 Maintenance of Insurance	38
14. TIMESHARE REPRESENTATIONS, WARRANTIES AND COVENANTS	40
14.1 Licenses	40
14.2 Reserved	40
14.3 Sales and Marketing Practices	40
14.4 Reserved	41
14.5 Assessments	41
14.6 Reserved	41
14.7 Exchange Company	41

14.8 Public Offering Statements	41
14.9 Reserved	41
14.10 Management Agreement	41
14.11 State Registrations	41
14.12 Cessation of Sales Business	41
14.13 Pricing	41
14.14 Remarketing of Defaulted Inventory	42
14.15 Encumbering Timeshare Interests	42
14.16 Voting Rights	42
15. REPORTING REQUIREMENTS	43
15.1 Annual Financial Statements	43
15.2 Quarterly Financial Statements	44
15.3 SEC Reports	44
15.4 Covenant Compliance Certificate	44
15.5 Sales and Inventory Reports; Project Results	44
15.6 Budgets and Assessments	45
15.7 Reserved	45
15.8 Audit Reports	45
15.9 Notice of Default or Event of Default	45
15.10 Notice of Claimed Default	45
15.11 Material Adverse Developments	45
15.12 Other Information	45
16. SUBORDINATED INDEBTEDNESS	46
17. EVENTS OF DEFAULT	46
17.1 Payments	46
17.2 Covenant Defaults	46
17.3 Warranties or Representations	47
17.4 Enforceability of Liens	47
17.5 Involuntary Proceedings	47
17.6 Proceedings	47
17.7 Attachment; Judgment; Tax Liens	47
17.8 Failure to Deliver Payments and Removal of Inventory Collateral	47

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17.9 Documents	47
17.10 Reserved	47
17.11 Material Adverse Change	48
17.12 One-to-One Ratio	48
17.13 Merger or Dissolution	48
17.14 Default by Borrower or Guarantor Under Other Agreements	48
17.15 Reserved	48
17.16 Loss of License	48
17.17 Suspension of Sales	48
17.18 Reserved	48
17.19 Breach of Other Agreements	48
17.20 Fraud	48
17.21 Reserved	49
17.22 Insolvency	49
17.23 Reserved	49
17.24 Change of Control	49
17.25 Financial Condition	49
17.26 Cessation of Sales or Business	49
17.27 Observance of Loan Documents	49
17.28 Change in Marketing Agent, Manager or Servicer	49
18. TERMINATION OF OBLIGATION TO ADVANCE/REMEDIES	49
18.1 Termination of Obligation to Advance	49
18.2 Remedies Upon Default	50
18.3 Sale of Inventory Collateral	53
18.4 Application of Proceeds	54
18.5 Delegation of Duties and Rights	54
18.6 Lender Not in Control	54
18.7 Rights of Lender Regarding Inventory Collateral	54
18.8 Waivers	55
18.9 Cumulative Rights	56
18.10 Diminution in Value of Collateral	57
18.11 Discontinuance of Proceedings	57
18.12 Indemnification of Lender Parties	57

19. CERTAIN RIGHTS OF LENDER	58
19.1 Suits to Protect the Inventory Collateral	58
19.2 Protection of Inventory Collateral	58
19.3 Performance by Lender	58
19.4 No Liability of Lender	58
19.5 Right to Defend Action Affecting Security	59
19.6 Indemnities, Loan Costs and Expenses	59
19.7 Lender’s Right of Set-Off	59
19.8 Assignment of Lender’s Interest	59
19.9 Lender’s Appointment as Attorney-in-Fact	60
20. MISCELLANEOUS	61
20.1 Notices	61
20.2 Survival; Continuation and Reliance	62
20.3 Governing Law; Consent to Jurisdiction	63
20.4 Invalid Provisions	63
20.5 Successors and Assigns; Third Party Beneficiaries	63
20.6 Counterparts; Effectiveness	64
20.7 Lender Not Fiduciary	64
20.8 Total Agreement; Amendments	64
20.9 Consents, Approvals and Discretion	64
20.10 Litigation	64
20.11 Consent to Advertising and Publicity of Documents	65
20.12 Use of Lender’s Name	65
20.13 Control of a Material Party	65
20.14 Directly or Indirectly	66
20.15 No Duty	66
20.16 Reimbursement for Taxes	66
20.17 Investigations and Inquiries	66
20.18 Sale of Participation Interests in Inventory Loan	66
20.19 No Third Party Beneficiaries	66
20.20 Non-Public Information; Confidentiality	67
20.21 Headings	67
20.22 Borrower’s Knowledge	67

20.23 Gender	67
20.24 Time of the Essence	67
20.25 Conflict	67

AMENDED AND RESTATED INVENTORY LOAN AND SECURITY AGREEMENT
     THIS AMENDED AND RESTATED INVENTORY LOAN AND SECURITY AGREEMENT is made effective as of June 30, 2011 by and between MYSTIC DUNES MYRTLE BEACH, LLC, a Delaware limited liability company (“Borrower”), MYSTIC DUNES, LLC, a Delaware limited liability company (“Mystic Dunes” or “Guarantor”) and TEXTRON FINANCIAL CORPORATION, a Delaware corporation (“Lender”).
RECITALS
     WHEREAS, pursuant to the Joint Plan of Reorganization filed on or about March 22, 2011, and confirmed by the Bankruptcy Court on May 6, 2011 for Case No. 6:10-bk-20709KSJ (the “Plan”) and the order of May 6, 2011 confirming the Plan (“Bankruptcy Court Order”), Lender has agreed to enter into this Agreement with Borrower;
     WHEREAS, Backstage Myrtle Beach, LLC, a Florida limited liability company (“Original Borrower”) and Lender previously entered into that certain Receivables and Inventory Loan and Security Agreement dated as of November 5, 2008, as amended from time to time (collectively, the “Original Loan Agreement”);
     WHEREAS, pursuant to the Plan, and the Bankruptcy Court Order, as of the Plan’s effective date (i) Original Borrower is being reorganized into a new entity, Mystic Dunes, LLC, a Delaware limited liability company, (ii) Original Borrower shall convey all of its right, title and interest in the Inventory Collateral to Mystic Dunes, free and clear of Liens, (iii) all legal and beneficial interests in the Inventory Collateral are transferred and assigned by Mystic Dunes, LLC to Borrower as of the Closing Date, free and clear of all Liens (other than the liens created in favor of Lender) in consideration of the assumption by Borrower of the rights and obligations of the Original Borrower as set forth in this Agreement, and (iv) this Agreement will replace and supersede in its entirety the Original Loan Agreement;
     WHEREAS, the parties hereto desire to be legally bound by the terms and conditions of this Agreement along with all exhibits attached hereto and related contractual agreements referenced herein, the terms and conditions of which are incorporated herein by this reference;
     WHEREAS, the Pledged Inventory along with other Inventory Collateral encumbered by the Lien of Lender’s Mortgage serve to secure Borrower’s repayment of the Inventory Loan to Lender.
     NOW, THEREFORE, for an in consideration of the foregoing Recitals, and the covenants and agreements hereinafter set forth and for other good and valuable consideration, the legal adequacy and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
EXECUTION VERSION

     1. Definitions and Construction.
          1.1 Definitions. The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:
     Advance. A portion of the proceeds of the Inventory Loan advanced from time to time by Lender to Borrower in accordance with the terms of this Agreement.
     Affiliate. Any party or entity controlled by, controlling, or under common control with, Borrower or Guarantor.
     Agreement. This Amended and Restated Inventory Loan and Security Agreement between Borrower, Guarantor and Lender.
     Amenities. The recreational, access and utility facilities to be included as of or to benefit the Project, as such amenities may be further described in the Timeshare Declaration and/or the Public Offering Statement.
     Assessments. The assessments made against each Timeshare Interest and the Owner thereof pursuant to the terms of the Timeshare Declaration.
     Association. Dunes Village Vacation Owners’ Association, a South Carolina non-profit corporation.
     Bankruptcy Case. means the case filed by the Original Borrower on November 19, 2010 under the Bankruptcy Code; the case is being administered under Case Number 6:10-bk-20709-KSJ in the Bankruptcy Court.
     Bankruptcy Code means Title II of the United States Code, 11 U.S.C. §§ 101 et. seq.
     Bankruptcy Court means the United States Bankruptcy Court for the District of Florida or any other court having jurisdiction over the Bankruptcy Case from time to time.
     Base Rate. For any particular date, the U.S. dollar rate listed as “London Interbank Offered Rate (LIBOR) three months” published on that date in the “Money Rates” section of The Wall Street Journal (or in a generally recognized substitute financial reporting service which Lender may, in its discretion, determine to use for such reference from time to time) or if not published on that date, the rate in effect on the previous Business Day, rounded upward to the nearest one-sixteenth of one percent. The applicable Base Rate will be determined by Lender on the first day of each calendar month.
     Borrower. Mystic Dunes Myrtle Beach, LLC, a Delaware limited liability company.

     Borrower Project. That portion of the Project acquired by the Original Borrower and originally consisting of 20 Units, otherwise known as the “Fractional Vacation Ownership for the Dunes Village Resort” consisting of a “vacation ownership timesharing plan” as that term is defined in the Timeshare Act.
     Business Day. Each day which is not a Saturday or Sunday or a legal holiday under the laws of the state of Connecticut, the state of Nevada, the state of Rhode Island, the state of South Carolina or the United States.
     Change of Control If (i) Guarantor ceases to own 100% of Borrower, or (ii) TAC ceases to own 100% of Guarantor.
     Closing Attorney. Collectively, the closing attorney and escrow agent (who shall be a duly licensed South Carolina attorney) selected by Borrower and approved by Lender. The current closing attorney and escrow agent is Clemmons Law Firm, LLC.
     Closing Date. June 30, 2011.
     Collateral Assignment of Management Agreement. That certain “Collateral Assignment of Management Agreement and Contracts” dated as of the Closing Date executed by Borrower in favor of Lender pursuant to which Borrower collaterally assigns to Lender all of the Borrower’s right, title and interest in and to all Management Agreements and Contracts, as it may be amended, modified or restated from time to time.
     Collateral Assignment of Declarant Rights. That certain recorded “Collateral Assignment of Declarant Rights” dated as of the Closing Date executed by Borrower in favor of Lender that collaterally assigns all of the Declarant Rights as defined therein to Lender, as it may be amended, modified or restated from time to time.
     Collateral Assignment of Intellectual Property Rights. That certain “Collateral Assignment and Security Agreement for Intellectual Property Rights” dated as of the Closing Date executed by Borrower in favor of Lender that collaterally assigns all of Borrower’s Intellectual Property rights to Lender, as it may be amended, modified or restated from time to time.
     Collateral Assignments. Collectively, the Collateral Assignment of Declarant Rights, the Collateral Assignment of Intellectual Property Rights and the Collateral Assignment of Management Agreement.
     Common Area. The Property and the Improvements located on the Property which are not part of a Unit and which may be shared in common with other Purchasers, as further described and defined in the Condominium Declaration.
     Condominium Act. S.C. Code Ann. § 27-31-10, et. seq. (1986 Supp.) or any successor thereto or replacement thereof, as the same may be amended from time to time and any rules and regulations promulgated thereunder.

     Condominium Association. Dunes Village Property Owners’ Association, Inc., a South Carolina non-profit corporation of which Borrower is a member by virtue of its present ownership of certain Units in the Project.
     Condominium Declaration. With respect to the Project, that certain Master Deed for Dunes Village Horizontal Property Regime dated October 10, 2007 and recorded on October 16, 2007, as Instrument No. 2007000146944 in Deed Book 3284, Page 2688, in the Public Records at Horry County, South Carolina, as such document may be amended from time to time.
     Debtor Relief Laws. Any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law, proceeding or device providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.
     Declarations. Collectively, the Condominium Declaration and the Timeshare Declaration.
     Default. An event or condition, the occurrence of which immediately is or, with the passage of time or the giving of notice or both, becomes an Event of Default.
     Default Rate. The Inventory Loan Interest Rate plus four percent (4%) per annum, provided that, the Default Rate shall not exceed the highest lawful rate.
     Defaulted Inventory. As such term is defined in Section 14.14 (a) below.
     Defaulted Inventory Financing. As such term is defined in Section 14.14(b) below.
     Defaulted TBS’ Owned Timeshare Loan(s). Any timeshare loan in TBS’ receivables portfolio which is 120 days or more delinquent at the time of measurement.
     Division. The South Carolina Division of Real Estate, the regulatory agency in the state in which the Project is located which regulates and supervises timeshare projects and matters related thereto.
     DRC. Diamond Resorts Corporation, a Maryland corporation, and its successors or assigns.
     DRFS. Diamond Resorts Financial Services, Inc., a Nevada corporation, and its successors or assigns.
     DRC Affiliates. Manager, Marketing Agent, Servicer and any other entities affiliated with DRC which enter into agreements or a Material Project Agreement with the Borrower or Guarantor in connection with the Borrower Project, the Association, the Condominium Association or this Agreement.

     Dunes Village Points Equivalent Timeshare Interest. As such term is defined in Section 7.1(b)(iii) below.
     Escrow Agreement. That certain Escrow Agreement dated as of the Closing Date (or within 45 days subsequent to the Closing Date) by and among Borrower, Lender and First American Title Insurance Company, as it may be amended, modified or restated from time to time.
     Event of Default. Each event described in Section 17 below.
     Exchange Company. Resort Condominiums International, Interval International, or such other internal exchange program utilized by DRC and/or DRC Affiliates from time to time, approved by Lender.
     Financial Statements. The monthly, quarterly and annual financial statements and reports required to be provided to Lender under this Agreement.
     GAAP. Generally accepted accounting principles, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question.
     Governing Documents. The certificate or articles of incorporation or formation, bylaws, partnership agreement, joint venture agreement, trust agreement, operating agreement or other organization or governing documents of any Person.
     Guarantor. Mystic Dunes, LLC, a Delaware limited liability company.
     Guaranty. That certain “Guaranty Agreement” dated as of the Closing Date, and executed and delivered to Lender in connection with this Agreement by Guarantor, as it may be amended, modified or restated from time to time.
     Improvements. All site work, site improvements, infrastructure, buildings, structures, recreational facilities and appurtenances now located on the portion of the Property constituting the Borrower Project.
     Indemnified Lender Parties. Lender and all participants acquiring any interest in the Inventory Loan, and all of their parents, subsidiaries, affiliates, officers, directors, agents, employees, representatives, consultants, contractors and attorneys, as well as their respective heirs, personal representatives, successors and assigns.
     Intellectual Property. All of the trademarks, service marks, copyrights and any other intellectual property associated with the Borrower Project.
     Inventory Collateral. Collectively, all now owned or hereafter existing or acquired right, title and interest of Borrower in and to all of the following:

          (a) All existing and future Pledged Inventory more fully described in the Lender’s Mortgage as encumbered at any time by the Lien of Lender’s Mortgage, together with all appurtenant rights and interests directly relating to the Pledged Inventory, including without limitation, appurtenant rights and interests in and to Units for specific use periods, Common Areas, common elements, other facilities related to the Borrower Project, Improvements, furniture, fixtures, equipment, easements, servitudes, licenses, rights of way, privileges, access rights, use rights pursuant to the Declarations, use rights related to the Amenities, rights under Material Project Agreements and rights under any agreement or document directly relating to the Pledged Inventory, and all extensions, betterments, substitutions, Improvements and replacements thereof;
          (b) All existing and future leases, subleases, licenses, concessions, entry fees or other agreements which grant a possessory interest in and to, or the right of use to the Pledged Inventory or any portion thereof;
          (c) All existing and future rents, revenues, income, proceeds, royalties, profits and other benefits payable for using, leasing, licensing, possessing, or otherwise enjoying the Pledged Inventory;
          (d) All existing and future documents, instruments, accounts, chattel paper, rights to Release Payments from sales and general intangibles relating to the Pledged Inventory, but specifically excluding, all promissory notes, purchase agreements and other agreements or rights arising out of or in connection with the sale to DRC or any of the DRC Affiliates of Timeshare Interests;
          (e) All existing and future books, records, reports, computer tapes, computer disks and software relating exclusively to the Pledged Inventory or any other Inventory Collateral, and Intellectual Property that relate to but are non-exclusive to the Pledged Inventory and the software, contractual rights and non-exclusive licenses for the Borrower’s Project’s reservation system, if any;
          (f) All existing and future rights of Borrower as the Owner of the Pledged Inventory, including without limitation all rights under the Declarations;
          (g) All existing and future cash, money, deposit accounts collection accounts, clearing accounts, escrow accounts or reserve account with cash or proceeds for Release Payments, and all rights of setoff, and all benefits, claims, accounts, accounts receivables general intangibles, choses in action, claims, credits, balance and proceeds relating thereto or deriving therefrom and other property of Borrower directly related to the Pledged Inventory;
          (h) All existing and future rights of Borrower under the Material Project Agreements;
          (i) The Collateral Assignments;

          (j) All present and future inventory, general intangibles used in connection with, and placed or to be placed on or under the Pledged Inventory and the cash or non-cash proceeds thereof.
          (k) Extensions, additions, modifications, improvements, betterments, renewals, substitutions and replacements of, for or to any of the foregoing wherever located, together with the products, proceeds, revenues, income, issues, rents and profits thereof, including without limitation, proceeds deriving from enforcement of any rights or benefits, and any replacements, additions or accessions thereto or substitutions thereof, and all rights or claims in or under insurance policies and to the proceeds of any insurance policies covering any of the foregoing, all rights to unearned or refunded insurance premiums, and the proceeds of any insurance or condemnation awards or judgments, tax refunds, or any claims directly relating to the Pledged Inventory; and
          (l) All products and proceeds of the foregoing.
     Inventory Loan. The non-revolving credit inventory loan facility to be advanced on the terms set forth in this Agreement in an amount not to exceed the Inventory Loan Limit.
     Inventory Loan Interest Rate. A variable rate, adjusted as of the first day of each calendar month, equal to the sum of the Base Rate as of the first day of the applicable calendar month, plus 5.50% per annum, provided that, such Base Rate, when used to calculate the Inventory Loan Interest Rate, shall never be less than 2.0% per annum.
     Inventory Loan Limit. $4,300,000.
     Inventory Loan Maturity Date. Initially June 30, 2016, subject to one two-year extension to June 30, 2018, upon sixty (60) days prior written notice from Borrower to Lender, provided that no Event of Default then exists and is continuing, and upon payment of $200,000 by Borrower to Lender as an extension fee, payable at the time the extension option is exercised.
     Inventory Loan Note. That certain “Inventory Loan Promissory Note” dated as of the Closing Date evidencing Borrower’s obligation to repay the Inventory Loan, executed by Borrower and payable to the order of Lender, as it may be amended, modified or restated from time to time.
     Inventory Recovery Fee. As such term is defined in Section 14.14(a) below.
     Legal Requirements. All federal, state and local ordinances, laws, regulations, orders, judgments, decrees, determinations and other legal restrictions governing the Project, the Material Parties, their businesses or operations, the sale of Timeshare Interests in the Borrower Project, the financing of sales of Timeshare Interests in the Borrower Project, the marketing of Timeshare Interests in the Borrower Project and all matters related thereto, including without limitation: (a) the Condominium Act, (b) the

Timeshare Act, (c) the Consumer Credit Protection Act; (d) Regulation Z of the Federal Reserve Board; (e) the Equal Credit Opportunity Act; (f) Regulation B of the Federal Reserve Board; (g) the Federal Trade Commission’s 3-day cooling off rule for Door-to Door Sales (h) Section 5 of the Federal Trade Commission Act; (i) the Interstate Land Sales Full Disclosure Act; U) federal postal laws; (k) all applicable state and federal securities laws; (l) all applicable usury laws; (m) all applicable trade practices, home and telephone solicitation, sweepstakes, anti-lottery and consumer credit and protection laws; (n) all applicable real estate sales licensing, disclosure, reporting and escrow laws; (o) the Americans with Disability Act; (p) the Real Estate Settlement Procedures Act; (q) the Gramm-Leach-Bliley Act; (r) the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act); (s) all amendments to and rules, regulations and orders promulgated under the foregoing acts or laws; and (t) all zoning, environmental and other land use laws and regulations, subdivision map acts, blue sky laws, real estate syndication acts and usury laws.
     Lender. Textron Financial Corporation, a Delaware corporation, its successors and assigns.
     Lender’s Mortgage. That certain “Inventory Mortgage, Assignment of Leases and Rents and Security Agreement” dated as of the Closing Date from Borrower, as mortgagor to Lender, as mortgagee, encumbering the Pledged Inventory and other Inventory Collateral related thereto, and all amendments, modifications and supplements thereto.
     Licenses. All franchises, certificates, operating rights, licenses, permits, consents, authorizations, approvals, registrations, filings, qualifications, exceptions, orders and other items required by applicable governmental authorities or applicable Legal Requirements to permit a Person to take certain actions, engage in certain businesses, own certain assets or otherwise engage in a particular activity in compliance with all applicable Legal Requirements.
     Lien. Any interest in real, personal or intangible property securing an obligation owed to, or claimed by, a Person other than the owner of the real, personal or intangible property, whether such interest is based on the common law, statute or contract, and including, but not limited to attachments, judgments or tax liens and the security interest or lien arising from a security agreement, assignment, mortgage, deed of trust, encumbrance, pledge, conditional sale or trust receipt of a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property.
     Loan Accounts. As such term is defined in Section 4.2 below
     Loan Costs. All costs, expenses and fees incurred by or on behalf of Lender in connection with the Inventory Loan, including without limitation, those related to negotiating, preparing, documenting, closing and enforcing this Agreement and all other

Loan Documents including, but not limited to: (a) the reasonable legal fees, expenses and disbursements of Lender’s counsel; (b) all costs, fees and expenses relating to any Advances, amendments, waivers or consents; (c) all costs, fees and expenses of every kind and character incurred in (i) the interpretation or enforcement of any of the provisions of, or the creation, preservation or exercise of rights and remedies under, any of the Loan Documents, including the costs of appeal, and (ii) the preparation for, negotiations regarding, consultations concerning, or the defense or prosecution of legal proceedings involving any claim or claims made or threatened against Borrower or Lender arising out of this transaction or the preservation and protection of the Inventory Collateral securing the Obligations or Advances made hereunder, or in any way related to the Borrower Project or the Borrower, expressly including, without limitation, the defense by Lender of any legal proceedings instituted or threatened by any Person to seek to recover or set aside any payment or setoff theretofore received or applied by Lender with respect to the Obligations, and any and all appeals thereof, and all responses to subpoenas, requests for production of documents, and other discovery matters, regardless of whether Lender is named in the legal proceedings; (d) all costs, fees and expenses relating to preserving and protecting the Inventory Collateral or exercising any rights or remedies with respect to the Inventory Collateral, regardless of whether suit is filed, including without limitation, insurance premiums and expenses, Taxes (including Taxes arising from the sale of any Inventory Collateral), shipping costs, and costs, fees, and expenses in enforcing, preserving or protecting Lender’s Lien against the Inventory Collateral; (e) all indemnification obligations of Borrower and Guarantor under the Loan Documents; (f) all Taxes payable by Borrower or related to the Borrower Project, recording fees, title insurance premiums and other title charges, document copying, transmittal and binding costs, appraisal fees, lien, judgment and litigation search costs, fees of architects, engineers, environmental consultants, surveyors and any special consultants, construction inspection fees, brokers fees, escrow fees, wire transfer fees, and all reasonable travel and out-of-pocket expenses of Lender to conduct inspections or audits, including without limitation, the costs of Lien and other searches, recording or filing fees and premiums on the Title Insurance Policy delivered to Lender pursuant to this Agreement; and (g) all reasonable costs and expenses of Lender related to any meetings with Borrower, Guarantor or other Persons related to the transactions contemplated hereunder, audits or inspections of Borrower or the Borrower Project, including without limitation, reasonable travel expenses (subject, in the case of travel expenses, to the provisions of Section 12.21 hereof.) Notwithstanding the foregoing to the contrary, Lender agrees not to include costs incurred in the Original Borrower’s bankruptcy, including Lender’s legal fees, but Lender shall include Holland & Knight’s legal fees incurred in documenting the subject Inventory Loan transaction as part of Loan Costs hereunder.
     Loan Documents. Collectively, this Agreement, the Inventory Loan Note, the Guaranty, the Collateral Assignments, the Lender’s Mortgage, the Escrow Agreement, financing statements covering the Inventory Collateral, to be filed in all offices necessary to perfect Lender’s Liens in the Inventory Collateral; and such other agreements, documents, instruments, certificates and materials as Lender may request to evidence the Obligations, to evidence and perfect the rights and Liens of Lender contemplated by the Loan Documents, and to effectuate the transactions contemplated herein.
     Management Agreement. Collectively, that certain Management Agreement executed between the Association and the Manager dated as of January 16, 2009 for the management of the Borrower Project and any new management agreement executed in its place, all of which agreements and any amendments thereto or renewals thereof must be in form and content approved by Lender in writing and that certain Management Subcontract Agreement by and between Manager and Pan American Vacation Management, LLC dated as of June 20, 2008 pursuant to which Manager has subcontracted with Pan American Vacation Management, LLC to provide certain of the management services that are required of Manager under the above referenced “Management Agreement”.
     Manager. Collectively, Mystic Dunes, LLC, a Delaware limited liability company, an Arizona corporation, its successors or assigns, which successors or assigns are subject to Lender’s prior written consent, and Pan American Vacation Management, LLC pursuant to the Management Subcontract Agreement.
     Marketing Agent. Diamond Resorts International Marketing, Inc., a California corporation, its successors or assigns, which successors or assigns are subject to Lender’s prior written consent, which company will enter into the Transfer Pricing Agreement with Borrower.
     Material Adverse Effect. A material adverse effect on any of the following: (a) the property, business, operations or financial condition of Borrower or Guarantor, (b) the ability of Borrower, Guarantor or a Material Party to perform each of their respective obligations under any of the Loan Documents or Material Project Agreements, (c) the legality, validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, or (e) the validity, perfection or priority of a Lien in favor of the Lender on any material part of the Inventory Collateral.
     Material Party. Borrower, Guarantor, the Association, DRC, the DRC Affiliates, and any other Affiliate of Borrower or Guarantor directly involved in the operation of the Borrower Project or the purchase of Timeshare Interests.
     Material Project Agreements. (a) The Declarations, (b) the Governing Documents of the Association and the Condominium Association, (c) the rules and regulations for the use and occupancy of the Borrower Project, (d) the Management Agreement, (e) any affiliation or Exchange Company agreement, (f) the Transfer Pricing Agreement, and (g) all other contracts, agreements and arrangements relating to the creation, ownership, operation, management, marketing, sale and maintenance of the Borrower Project involving payments in excess of $200,000 in anyone year period; as such contracts, agreements and arrangements may be amended, restated, extended or supplemented from time to time and any new contracts, agreements or arrangements entered into in place of or in addition thereto, all of which must be in form and content reasonably acceptable to Lender. Schedule 13.10 attached hereto sets forth a list of the Material Project Agreements existing as of the date of this Agreement.
     Negative Covenant. Any covenant contained in any Loan Document pursuant to which Borrower or any Material Party agrees not to take any particular action or Borrower agrees not to permit or cause any Material Party to take any particular action.
     Obligations. All amounts due or becoming due to Lender in respect of the Inventory Loan, and any of the Loan Documents, including principal, interest, late charges, Loan Costs, indemnity obligations, contributions, Taxes, insurance, attorneys’ and paralegals’ fees and expenses and other fees or expenses incurred by Lender or advanced to or on behalf of Borrower by Lender pursuant to this Agreement or any of the Loan Documents, and the prompt and complete payment and performance by Borrower of all covenants, obligations, indebtedness and liabilities pursuant to this Agreement or any of the Loan Documents.
     One-to-One Ratio. As such term is defined in Section 12.29 below.
     Orlando Resort. As such term is defined in Section 7.1(b)(iii) below.
     Owner. Any Person who owns one or more Timeshare Interests and Borrower with respect to all Timeshare Interests that have not been sold or that have been reacquired by an Affiliate of Borrower.
     Permitted Exceptions. Those permitted Liens and exceptions to title to the Inventory Collateral described on Schedule 12.7 attached hereto.
     Person. An individual, a government or any agency or subdivision thereof, a corporation, partnership, trust, unincorporated organization, association, joint stock company, limited liability company or other legal entity.
     Pledged Inventory. Any Timeshare Interest owned by Borrower which at any time is encumbered by the Lien of the Lender’s Mortgage.
     Points Equivalent Timeshare Interest. As such term is defined in Section 7.1(b)(iii) below.
     Project. The Property, all Improvements now or hereafter located thereon and the timeshare project thereon, known as “Dunes Village” located at 5200 North Ocean Boulevard, Myrtle Beach, Horry County, South Carolina.
     Property. The real property described on Exhibit A attached hereto located at 5200 North Ocean Boulevard, Myrtle Beach, Horry County, South Carolina, together with all easements and other rights appurtenant thereto.
     Public Offering Statement. Collectively, the approved public report, permit or public offering statement for the Borrower Project in South Carolina, Florida and in each other jurisdiction in which sales of Timeshare Interests are made or the Borrower Project is otherwise required to be licensed, approved or registered.
     Public Records. The office in Horry County, South Carolina in which deeds, mortgages, deeds of trust and other documents affecting interests in real estate are recorded.
     Purchaser. DRC or a DRC Affiliate as a purchaser of a Timeshare Interest or Timeshare Interests.
     Release Payment. As such term is defined in Section 7.1(b)(iii) below.
     Sales Center. As such term is defined in Section 7.1(b)(iii).
     SCRA. The Servicemembers’ Civil Relief Act, formerly known as the Soldiers’ and Sailors’ Civil Relief Act.
     Security. Defined in Section 2(a)(1) of the Securities Act of 1933, as amended.
     Subordinated Indebtedness. As such term is defined in Section 16 below.
     TAC. Tempus Acquisition, LLC, a Delaware limited liability company.
     Taxes. All real property, personal property, withholding, payroll, business, profits, income, sales, transfer, general intangible, mortgage, documentary, recording, ad valorem and other taxes and assessments.
     TBS. Textron Business Services, Inc., a Delaware corporation, the owner of TBS’ Owned Timeshare Loan Portfolio.
     TBS’ Owned Timeshare Loan(s). One or more timeshare loans which at any time make up TBS’ receivables portfolio related to the Borrower Project, title to all of which timeshare loans is owned by TBS’ as of the Closing Date pursuant to the terms of the Plan.
     Timeshare Act. SC Code Ann. § 27-32-10, et. seq. (1986 Supp.) or any successor thereto or replacement thereof, as the same may be amended from time to time and any rules and regulations promulgated thereunder.
     Timeshare Approvals. As such term is defined in Section 14.2 below.
     Timeshare Declaration. With respect to the Borrower Project, that certain Declaration of Fractional Vacation Ownership Plan for Dunes Village Resort executed by Borrower and recorded on January 15, 2009 in Deed Book 3382 at Page 1465 and re-recorded on January 21, 2009 in Deed Book 3383 at Page 203 in the Public Records of Horry County, South Carolina, as such document may be amended, modified or restated from time to time.

     Timeshare Interest. A “Fractional Interest” as defined in the Timeshare Declaration, consisting of an undivided 1/52 or 1/104 fee title interest in a Unit in the Borrower Project, as tenant-in-common, with the Owners of other “Fractional Interests” in such Unit, together with the exclusive right to reserve, use and occupy a Unit of such type and the common furnishings therein for a use period for which such right to use have been properly reserved, subject to the provisions of the Public Offering Statement, the Timeshare Declaration, Association Bylaws and the rules and regulations, and including a non-exclusive right to use any and all easements appurtenant to the Project, and a non-exclusive right to use the Common Area in the Project.
     Title Company. An American Land Title Association company selected by Borrower and approved by Lender which is authorized and duly licensed to carry on a title insurance business in the state in which the Project is located. The Title Company currently used by Borrower is First American Title Insurance Company.
     Title Insurance Policy. A mortgagee’s title policy issued by the Title Company and a mortgagee’s title insurance commitment along with the required endorsements is included as part of Exhibit B attached hereto, insuring the Lender’s Mortgage in the amount of the Inventory Loan Limit as a first priority Lien (against the Pledged Inventory and related Inventory Collateral) subject only to the exceptions described on Exhibit B attached hereto, issued in the name of Lender and its successors and assigns, as mortgagee.
     Transfer Pricing Agreement. Any agreement between Borrower and the Marketing Agent for the purchase of Timeshare Interests in the Borrower Project by DRC or a DRC Affiliate which will be entered into subsequent to the Closing Date, subject to Lender’s prior written consent.
     Unit. One individual air space living unit in a building incorporated into the Borrower Project pursuant to the Declarations, together with all related or appurtenant Common Areas and related or appurtenant interests in services, easements or other rights or benefits, as set forth in the Declarations.
          1.2 Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Section, subsection, clause, schedule, and exhibit references are to sections, subsections, clauses, schedules and exhibits in this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement, any of the Loan Documents or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable.

          1.3 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement, as they may from time to time be amended or restated, shall be deemed incorporated herein by reference.
          1.4 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be determined or made in accordance with GAAP consistently applied at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
     2. Reserved.
     3. Inventory Loan.
          3.1 General. Upon and subject to the conditions set forth in this Agreement, Lender shall make the following Advances under the Inventory Loan to Borrower and Borrower shall borrow from Lender the amount of such Advances subject to Lender’s Lien pursuant to the terms of this Agreement and the Loan Documents.
          (a) Lender shall make an Advance on the Closing Date to fund 100% of the aggregate dollar amount of all Pledged Inventory as of the Closing Date less $100,000, based on the type of Unit and amounts as set forth below:

Unit Type	Amount Per Timeshare Interest
Studio	$2,800
One Bedroom	$3,300
Two Bedroom	$3,800
Three Bedroom	$5,800
Four Bedroom	$6,800
          (b) Lender shall make an Advance on the Closing Date and up to three (3) Advances subsequent to the Closing Date to fund the agreed upon closing costs as determined by Borrower and Lender;
          (c) Lender will make an Advance on or before the fifteenth (15th) day of each April, July, October and January during the term of the Inventory Loan equal to the aggregate purchase price paid by Borrower to Lender or an affiliate of Lender to purchase all of the Defaulted TBS’ Owned Timeshare Loans as of the last day of the calendar quarter preceding the month during which the subject Advance is made under the Inventory Loan. The purchase price paid by Borrower shall be based on the Unit Type of Timeshare Interest associated with each Defaulted TBS’ Owned Timeshare Loan as set forth in Section 3.1(a) above.
          (d) The beginning balance of the Inventory Loan as of the Closing Date is $3,876,217.

          3.2 General Restrictions. Notwithstanding anything herein or elsewhere to the contrary, Borrower shall not be entitled to, and Lender shall have no obligation to make, any Advance under the Inventory Loan which would cause the outstanding principal balance of the Inventory Loan to exceed the Inventory Loan Limit; provided however, if Lender does not make the required Advance under the Inventory Loan, there will be no further purchase by Borrower of Defaulted Inventory as set forth in Section 3.1(c) above.
          3.3 Use of Proceeds. Borrower agrees to use the proceeds of Advances under the Inventory Loan solely (a) to refinance the existing inventory loan with Lender, to pay closing costs and other Loan Costs and to reacquire Defaulted Inventory from Lender or its Affiliates. If Borrower uses any proceeds of Advances under the Inventory Loan for purposes not permitted under this Agreement, as determined by Lender in its sole discretion, Lender shall have no obligation to make any further Advances under the Inventory Loan.
          3.4 Amounts in Excess of Inventory Loan Limit. Lender shall have the right, but not the obligation, to fund amounts in excess of the Inventory Loan Limit from time to time to pay accrued and unpaid interest, to pay fees due under the Loan Documents, to pay Loan Costs or indemnification obligations of Borrower and Guarantor under the Loan Documents, or to correct or cure any Default or Event of Default. Borrower agrees that the correcting or curing by Lender of a Default or Event of Default shall not cure the Default or Event of Default under this Agreement. Such excess amounts funded by Lender shall be deemed evidenced by the Inventory Loan Note, to the fullest extent possible, and then by this Agreement, shall bear interest at the Default Rate and shall also be secured by the Inventory Collateral, the Guaranty and the other Loan Documents. Borrower hereby agrees to execute additional notes and other additional Loan Documents, and modifications thereto, promptly upon request by Lender, in favor of Lender, evidencing and securing amounts funded in excess of the Inventory Loan Limit.
          3.5 No Advances. Other than the Advances described in this Section 3, no further Advances shall be made under the Inventory Loan.
     4. Loan Documents and Loan Account.
          4.1 Loan Documents. All Loan Documents shall be satisfactory in form and substance to Lender and Lender’s counsel. Borrower’s obligation to repay the Inventory Loan shall be evidenced by the Inventory Loan Note, and the Inventory Loan Note shall be payable with interest as provided herein.
          4.2 Loan Account. Lender shall open and maintain on its books one or more loan accounts (each a “Loan Account” and collectively, the “Loan Accounts”) with respect to Advances made, repayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Lender under this Agreement, and the Inventory Loan. Lender shall deliver monthly statements regarding the Loan Accounts to Borrower. Except in the case of manifest error in computation, the Loan Accounts shall be conclusive and binding on Borrower as to the amount at any time due to Lender from Borrower under this Agreement, the Inventory Loan Note as an account stated, except to the extent that Lender receives a written notice from Borrower of any specific objections of Borrower thereto within thirty (30) days after the date the applicable Loan Account statement has been mailed by Lender.
     5. Interest Rate.
          5.1 Inventory Loan. The outstanding principal balance of the Inventory Loan shall bear interest in arrears at a variable rate per annum equal to the Inventory Loan Interest Rate. All of such interest shall be due and payable as set forth in Sections 5.3 and 7.1(a) below. The outstanding principal balance of the Inventory Loan shall bear interest as of Lender’s wiring of funds of each applicable Advance through Lender’s receipt of repayment of the Inventory Loan. If any payment is received by Lender later than noon, Eastern Time, then interest accrual shall be through the next Business Day following such receipt.
          5.2 Default Rate. Interest shall accrue on all sums otherwise payable by Borrower to Lender under the Loan Documents, upon the occurrence of an Event of Default or at any time thereafter, or after the Inventory Loan Maturity Date, at Lender’s sole election, at the Default Rate. Borrower acknowledges and agrees that the Default Rate is reasonable in light of the increased risk of collection after the occurrence of an Event of Default. Any judgment obtained by Lender for any Obligations of Borrower with respect to the Inventory Loan shall accrue interest at the Default Rate until paid.
          5.3 Calculation of Interest. Interest shall be calculated on the basis of a year of three hundred sixty (360) days and charged upon the actual number of days elapsed.
          5.4 Limitation on Interest. Lender and Borrower intend to comply at all times with applicable usury laws. All agreements between Lender and Borrower, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the maturity of the Loan or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Lender exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstance whatsoever fulfillment of any provision hereof of the Inventory Loan Note or of any other Loan Documents shall involve transcending the limit of such validity prescribed by any law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if from any circumstance Lender shall ever receive anything of value deemed interest by applicable law which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal of or the Inventory Loan and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Inventory Loan, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest on the Inventory Loan for such full period shall not exceed the highest lawful rate. Borrower agrees that in determining whether or not any interest payment under the Loan Documents exceeds the highest lawful rate, any non-principal payment (except payments specifically described in the Loan Documents as “interest”) including without limitation, prepayment fees and late charges, shall to the maximum extent not prohibited by law, be an expense, fee, premium or penalty rather than interest. Lender hereby expressly disclaims any intent to contract for, charge or receive interest in an amount which exceeds the highest lawful rate. The provisions of this Agreement, the Inventory Loan Note, and all other Loan Documents are hereby modified to the extent necessary to conform with the limitations and provisions of this Section, and this Section shall govern over all other provisions in any document or agreement now or hereafter existing. This Section shall never be superseded or waived unless there is a written document executed by Lender and Borrower, expressly declaring the usury limitation of this Agreement to be null and void, and no other method or language shall be effective to supersede or waive this paragraph.
     6. Fees and Loan Costs.
          6.1 No Inventory Loan Commitment Fee. There is no commitment fee or advance fee payable by Borrower with respect to the Inventory Loan.
          6.2 Late Charge. In the event that any payment required hereunder is not received by Lender within five (5) days after the due date, Borrower agrees to pay a late charge equal to five percent (5%) of such past due payment to defray the expenses incident to handling such delinquent payments, and to compensate Lender for the harm and damages related to such late payments. Borrower hereby acknowledges and agrees that such late charges are reasonable in light of the anticipated and the actual harm caused by the late payments; the difficulties of proof of loss, harm and damages; and the inconvenience and non-feasibility of Lender otherwise obtaining an adequate remedy. Borrower agrees that such late charges are imposed as reasonable liquidated damages and not as a penalty.
          6.3 Loan Costs. Borrower agrees to pay to Lender all Loan Costs upon notice from Lender that any such Loan Costs are due and payable. If Borrower fails to pay any of such Loan Costs, Lender may at its option, but shall not be required to, pay the same and Borrower agrees to reimburse Lender immediately for such amount with interest accruing on such amount at the Default Rate for the Inventory Loan until paid. All Loan Costs and all other sums which Borrower is required to reimburse Lender shall be included as part of the Obligations and shall be secured by the Inventory Collateral and the Guaranty. The provisions of this Section shall survive termination of this Agreement.
          6.4 General. All of the fees described above are not refundable in whole or in part. Lender is irrevocably authorized to advance the sums necessary to pay all or any portion of such fees and Loan Costs when due and payable to itself from the proceeds of an Advance under the Inventory Loan.

     7. Payments.
          7.1 Inventory Loan. Borrower agrees punctually to pay or cause to be paid to Lender when due all principal and interest due in respect of the Inventory Loan and all other Obligations related to the Inventory Loan or provided for under the Loan Documents. Borrower agrees to make the following payments on the Inventory Loan:
          (a) Interest. Interest only on the outstanding principal balance of the Inventory Loan shall accrue and is payable monthly on the first (1st) day of each month commencing on the first (1st) day of August, 2011 (interest accrued from the Closing Date through July 31, 2011) and continuing on the first day of each month thereafter during the term of the Inventory Loan. Failure by Borrower to make the foregoing payments as required shall result in an Event of Default hereunder.
          (b) Principal.
               (i) The entire outstanding principal balance of the Inventory Loan, all accrued and unpaid interest thereon and all other sums due in connection therewith shall be payable in full, if not, earlier paid pursuant to the terms of this Agreement and the other Loan Documents, on the Inventory Loan Maturity Date.
               (ii) In addition to all other payments required, upon the sale of each Timeshare Interest comprising part of the Pledged Inventory, Borrower shall make a principal reduction payment on the Inventory Loan in an amount equal to the Release Payment for such Timeshare Interest and a mandatory principal paydown of the Inventory Loan as set forth in Section 7.1(b)(iv) below. Each Release Payment shall be made in connection with the sale of the applicable Timeshare Interest as set forth in Section 7.1(b)(iii) below.
               (iii) Release Payments: It is Borrower’s intention that “Diamond Club Points” shall be marketed for sale by Marketing Agent through the sales center currently located at the Mystic Dunes Resort and Golf Club (the “Orlando Resort”) in Orlando, Florida (the “Sales Center”). Within ten (10) days after the end of each calendar month during the term of the Inventory Loan, (A) all Diamond Club Points sold through the Sales Center the previous month and with respect to which any and all rescission rights of the Purchasers have expired, shall be converted to the equivalent number of Timeshare Interests at the Borrower Project (the “Points Equivalent Timeshare Interests”) based on a conversion formula to be delivered to and approved by Lender subsequent to the Closing Date, in connection with the execution and delivery of the Transfer Pricing Agreement, (B) DRC or a DRC Affiliate will purchase from Borrower the Points Equivalent Timeshare Interests at the purchase price set forth therefor in the Transfer Pricing Agreement to be finalized by Borrower and DRC or a DRC Affiliate and delivered to and approved by Lender subsequent to the Closing Date, and (C) in consideration for the partial release of Lender’s Mortgage, Borrower shall pay to Lender an amount equal to the number of Dunes Village Points Equivalent Timeshare Interests times $4,800 (such amount is the “Release Payment”), which Release Payment shall be applied by Lender to reduce the outstanding Loan Costs, accrued interest and the principal balance of the Inventory Loan. For purposes hereof, “Dunes Village Points Equivalent Timeshare Interests” is the number of Points Equivalent Timeshare Interests for such month times 11.18% which percentage is agreed to by Borrower and Lender as of the Closing Date and will not be revised thereafter unless Borrower and Lender consent to any revision thereof. Upon receipt of the aggregate Release Payments paid to Lender by the tenth (10th) day of each month, Lender shall sign a partial release of Lender’s Mortgage to release from the Lien thereof the applicable Points Equivalent Timeshare Interests at the Borrower Project for which the Release Payments have been paid. The payment of the Release Payments and the partial release of Lender’s Mortgage shall be done in accordance with the Escrow Agreement.
               (iv) Mandatory Principal Paydown of Inventory Loan: Notwithstanding the payment of Release Payments as set forth in Section 7.1 (b)(iii) above, Borrower shall reduce the outstanding principal balance of the Inventory Loan to the minimum principal balance as set forth below by the dates set forth below.

Time	Minimum Principal Inventory Loan Balance
June 30, 2012	$3,267,000
June 30, 2013	$2,746,000
June 30, 2014	$2,210,000
June 30, 2015	$1,658,000
June 30, 2016	$0
Alternatively, if the Inventory Loan Maturity Date is extended to June 30, 2018 pursuant to the terms of this Agreement, the principal reduction schedule above is revised as follows.

Time	Minimum Principal Inventory Loan Balance
June 30, 2016	$1,089,399
June 30, 2017	$503,488
June 30, 2018	$0
If the Borrower has not reduced the principal balance of the Inventory Loan to the amount set forth above by the dates set forth above, Borrower shall make a cash payment to Lender equal to the difference between the referenced minimum principal balance of the Inventory Loan set forth above for each stated period of time and the actual outstanding principal balance of the Inventory Loan at the corresponding time period. Such payment shall be made within fifteen (15) days after the end of such stated 12-month period as set forth in the above charts.
               (c) Final Payment. The entire outstanding principal balance of the Inventory Loan, together with all accrued interest thereon and all other Obligations related thereto, if not paid sooner, shall be paid in full on the Inventory Loan Maturity Date.

               (d) Voluntary Prepayment of Inventory Loan. Borrower may prepay the Inventory Loan, in whole or in part, at any time without premium or penalty.
               (e) Application of Payments. Unless an Event of Default has occurred and continues uncured, all payments received by Lender with respect to the Inventory Loan shall be applied by Lender to the Obligations in the following order: (a) to the payment of Loan Costs, fees, expenses, late charges, reimbursement obligations and indemnity obligations then due and payable or otherwise then owed to Lender under the Loan Documents, (b) to the payment of any accrued and unpaid interest on the Inventory Loan, and (c) to the reduction of the principal balance of the Inventory Loan. Upon the occurrence of an Event of Default and while such Event of Default continues uncured, such payments received by Lender may be applied by Lender to the Obligations in such order of priority and in such amounts as Lender may elect in its sole discretion.
          7.2 Reinstatement of Obligations and Liens. Borrower agrees that, to the extent any payment or payments are made on any Obligations and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or any part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made, and the Liens in favor of Lender encumbering the Collateral shall continue to secure such revived and reinstated Obligations.
     8. Collateral.
          8.1 Grant of Lien. To secure the payment and performance of the Obligations, for value received, Borrower unconditionally and irrevocably assigns, pledges and grants to Lender a continuing first priority Lien against the Inventory Collateral.
          8.2 Insurance of Collateral. Borrower agrees to maintain and pay for, or to the extent it is within the control of Borrower, to cause the Association or the Condominium Association to maintain and pay for, insurance upon all Inventory Collateral wherever located (whether in storage or in transit) covering risks in such amounts and with such insurance companies as Lender may reasonably require.
          8.3 General and Continuing Lien. All Liens against the Inventory Collateral in favor of Lender shall be first priority Liens. Borrower and Lender hereby agree that this Agreement shall be deemed to be a security agreement under the Uniform Commercial Codes of the state of Rhode Island and the state of South Carolina. Accordingly, in addition to any other rights and remedies available to Lender hereunder, Lender shall have all the rights of a secured party under the Uniform Commercial Codes of Rhode Island and the state of South Carolina, all at Lender’s sole election. The above-described Liens shall continue in full force and effect until all Obligations have been fully and finally paid, performed and satisfied.
          8.4 Additional Documents and Future Actions. Borrower agrees, at its sole cost, to take such actions and provide Lender from time to time with such agreements, financing statements and additional instruments, documents (including deeds, assignments and mortgages) or information as Lender may in its discretion deem necessary or advisable to perfect, protect, maintain or enforce its Lien against the Inventory Collateral, to permit Lender to protect or enforce its interest in the Inventory Collateral, or to carry out the terms of the Loan Documents. Borrower hereby authorizes and appoints Lender and any officer of Lender as its attorney-in-fact, with full power of substitution, to take such actions as Lender may deem advisable (i) to protect the Inventory Collateral and its interests thereon and its rights hereunder, to file at Borrower’s expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Lender to establish, maintain and protect a continuously perfected Lien against the Inventory Collateral, and (ii) to execute on Borrower’s behalf such other documents and notices as Lender may deem advisable to protect the Inventory Collateral and its interests therein and its rights hereunder.
          8.5 Guaranty. As further security for the payment and performance of the Obligations, Borrower shall cause to be executed and delivered to Lender the Guaranty.
          8.6 Release of Inventory Collateral.
          (a) Sold Inventory. In connection with the sale by Marketing Agent of Pledged Inventory, in the event that Borrower pays the required Release Payment for such Pledged Inventory, then subject to subsection (b) below, Lender shall release such sold Pledged Inventory from the Lien of Lender’s Mortgage.
          (b) General Provisions. Any obligation of Lender to release any Pledged Inventory from the Lien of Lender’s Mortgage shall be subject to satisfaction of all of the following conditions:
               (i) No Event of Default pursuant to Section 17.1 below shall exist and be continuing;
               (ii) The Inventory Loan has not been accelerated so that all Obligations are then due and payable;
               (iii) All costs and expenses of such release shall be paid by Borrower, including all costs related to the preparation and recording of release documents and all costs, expenses and reasonable attorneys’ fees of Lender;
               (iv) The partial release to be executed by or on behalf of Lender shall be in the form attached hereto as Exhibit G or such other form or amended form as may be acceptable to Lender;

               (v) Lender shall have received all documents and information reasonably requested by Lender in connection with the Pledged Inventory to be released, including without limitation, information regarding any applicable sales price of such Pledged Inventory; and
               (vi) Lender, Borrower and First American Title Insurance Company shall enter the Escrow Agreement setting forth the logistical arrangements for the partial release of any Pledged Inventory, including without limitation, procedures regarding the settlement of the sale of any Pledged Inventory.
          (c) Total Release. In the event that all Obligations are fully satisfied and Lender and all affiliates of Lender have no further obligation to make any Advances to Borrower or to any wholly-owned Affiliate of Borrower, then Lender shall promptly release all of the Pledged Inventory from the Lien of Lender’s Mortgage.
     9. Conditions Precedent to the Closing. The obligation of Lender to enter into this Agreement and to fund any Advance hereunder shall be subject to the satisfaction, at Lender’s sole discretion, of each of the following conditions precedent. To the extent that the conditions involve the delivery to Lender of any documents or other due diligence items, such documents and items shall be in form and content acceptable to Lender. Lender, at its sole discretion, may elect to waive any of these conditions or require that they be satisfied after closing hereunder.
          9.1 Loan Documents. Borrower and Guarantor shall execute and deliver, or cause to be executed and delivered, as the case may be, to Lender all of the Loan Documents.
          9.2 Opinions of Counsel. Lender shall have received from counsel or counsels acceptable to Lender, closing opinions in form and substance satisfactory to Lender dated as of the Closing Date, covering such items as may be required by Lender.
          9.3 Representations, Warranties, Covenants and Agreements. The representations and warranties contained in the Loan Documents and in any certificates delivered to Lender in connection with the closing shall be true and correct in all material respects, and all covenants and agreements to have been complied with and performed by the Material Parties shall have been fully complied with and performed to the satisfaction of Lender.
          9.4 No Prohibitions. The Material Parties shall not have taken any action or permitted any condition to exist which would have been prohibited by any provision of this Agreement or the Loan Documents, or which would constitute an Event of Default or a Default.
          9.5 Reserved.
          9.6 Governing Documents. Lender shall have received and approved copies of the Governing Documents of each Material Party and any amendments thereto, all certified to be true and complete by the Secretary of State of the state of formation of each Material Party and by an officer, manager, partner or member of each Material Party.
          9.7 Good Standing Certificates. Lender shall have received and approved current good standing certificates for each Material Party issued by the Secretary of State of the state of formation of such entities and, with respect to Borrower, issued by the state in which the Project is located.
          9.8 Resolutions. Lender shall have received and approved all resolutions and consents of the partners, directors, shareholders, members, managers, owners and/or other governing Persons of Borrower and the Material Parties, authorizing the execution of all Loan Documents to which each is a party and authorizing performance of all obligations thereunder.
          9.9 Reserved.
          9.10 Environmental Report. Prior to the Closing Date, Lender has received and approved an acceptable environmental report covering the Project and the Borrower Project.
          9.11 Reserved.
          9.12 Title Insurance Policy. Lender shall have received and approved a commitment to issue a Title Insurance Policy underwritten by the Title Company, in form and content acceptable to Lender and in an amount at least equal to the principal balance of the Inventory Loan and insuring that Lender’s Mortgage creates a first priority Lien against the Pledged Inventory, subject only to the Permitted Exceptions. Such Title Insurance Policy shall contain such affirmative coverage as Lender deems necessary, including but not limited to, an affirmative statement or endorsement that the Title Insurance Policy insures Lender against all mechanics’ and materialmen’s liens arising from or out of construction of any work and shall contain such other endorsements in form and content acceptable to Lender as Lender may require. If Lender agrees to close based upon a commitment to issue the Title Insurance Policy or a letter agreement committing the Title Company to issuing the Title Insurance Policy with an approved pro forma, Borrower agrees to cause the original Title Insurance Policy to be delivered to Lender as soon as possible after the Closing Date but not later than thirty (30) days after the Closing Date.
          9.13 Closing Protection Letter. Lender shall have received and approved an executed closing protection letter issued by the Title Company with respect to any agent or attorney acting for or on behalf of the Title Company.
          9.14 Evidence of Insurance. Lender shall have received a certificate of insurance that Borrower has obtained and is maintaining all policies of insurance by and in accordance with the terms hereof, and that all insurance premiums for such policies have been paid in full, and that Lender has been named as an additional insured.

          9.15 Litigation; Litigation Searches. Other than those particular matters described in Schedule 12.10, no bankruptcy, foreclosure action or other material litigation or judgments shall be pending, outstanding or threatened against Borrower, Guarantor, the Borrower Project or any portion of the Inventory Collateral. The term “other material litigation” as used herein shall not include matters in which (a) a Material Party is plaintiff and no counterclaim is pending, or (b) Lender determines, in its sole discretion, that such litigation is immaterial due to settlement, insurance coverage, frivolity, or amount or nature of claim. Lender shall have received an independent search, at Borrower’s expense, confirming that no such bankruptcy, foreclosure action or other material litigation or judgment exists with respect to Borrower or Guarantor.
          9.16 Lien/Other Searches/Releases. Lender shall have received and approved Lien and other searches against Borrower and Guarantor, as Lender deems advisable, including searches Lender deems necessary to verify that it has a first and prior perfected Lien covering all of the Inventory Collateral. Lender shall not be obligated to fund any Advance, at any time, if Lender determines that it does not have a first priority, perfected Lien covering any portion of the Inventory Collateral. Lender shall have received such releases, satisfactions and terminations from all other Persons holding Liens against any of the Inventory Collateral, as Lender may require.
          9.17 Taxes and Assessments. Lender shall have received and approved evidence that all Taxes and assessments related to the Inventory Collateral have been paid.
          9.18 Financial Statements. Borrower and Guarantor are newly formed entities that have not prepared Financial Statements as of the Closing Date.
          9.19 Expenses. Borrower shall have paid (or shall be paying out of the first three (3) Advances hereunder or as otherwise agreed to by Lender) all Loan Costs and other fees and expenses required to be paid prior to or at closing pursuant to this Agreement.
          9.20 Exchange Agreements. Lender shall have received and approved executed copies of all agreements for the Borrower Project with the Exchange Company.
          9.21 Management Agreement. Borrower shall provide Lender with a copy of the executed Management Agreement (including any sub-management agreement), together with evidence that the Management Agreement has not been assigned to any Person and that no Person has a Lien against any interest in the Management Agreement other than Lender.
          9.22 Closing Checklist. All of the conditions precedent and all of the documents, as reflected on Lender’s closing checklist delivered in connection with this Agreement, shall have been satisfied (or waived by Lender, as applicable) or delivered to Lender in form and content satisfactory to Lender.

          9.23 Material Project Agreements. Lender shall have received and approved executed copies of all Material Project Agreements as listed and described on Schedule 13.10.
          9.24 Licenses; Legal Requirements. Lender shall have received and approved evidence that: (a) the Borrower Project has been approved by the Division as a timeshare project under the Timeshare Act; (b) a current Public Offering Statement for the Borrower Project has been approved issued by the Division; and (c) the Material Parties have all licenses to enter into and perform their obligations under the Loan Documents and the Material Project Agreements.
          9.25 Due Diligence Inspections and Investigations. Lender shall have conducted a due diligence inspection of the Borrower Project and a due diligence investigation of each Material Party and the results of each inspection and investigation shall be acceptable to Lender.
          9.26 Miscellaneous. All actions taken in connection with the execution or delivery of the Loan Documents and all documents and papers related thereto shall be satisfactory to Lender and its counsel. Lender shall have received and approved such other insurance, agreements, documents, instruments, certificates, opinions or other items as Lender shall reasonably require.
     By completing the closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower or Guarantor hereunder or any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower or Guarantor are specifically reserved by Lender.
     10. General Conditions Precedent to All Advances.
          10.1 Inventory Loan Advances. The obligation of Lender to make each Advance under the Inventory Loan shall be subject to the satisfaction, at Lender’s sole discretion, of all of the following conditions precedent. To the extent that the conditions involve the delivery to Lender of any documents or other items, such documents and items shall be in form and content acceptable to Lender. Lender, at its sole discretion, may elect to waive any of these conditions.
          (a) Requests for Inventory Loan Advances. Not less than three (3) Business Days prior to the date of any Advance under the Inventory Loan, Lender shall have received and approved a duly completed and executed Request for Inventory Loan Advance in the form attached hereto as Exhibit C together with attachments, schedules and supporting materials as specified in such form, and all representations and warranties set forth therein shall be accurate.
          (b) Reserved.

          (c) Date of Advance. The date on which such requested Advance is to be made shall be a Business Day.
          (d) Representations and Warranties. The representations and warranties contained herein, in the Loan Documents and in any certificates delivered to Lender in connection with the Inventory shall be true and correct in all material respects as of the date of the requested Advance.
          (e) Compliance. The Borrower Project, the Inventory Collateral and each Material Party shall be in compliance with all applicable Legal Requirements.
          (f) Fees and Loan Costs. Borrower shall have paid (or shall be paying out of the requested Advance) all fees and Loan Costs then due and payable and required to be paid by Borrower pursuant to this Agreement.
          (g) Litigation. There shall be no bankruptcy, foreclosure action or other material litigation or judgments pending or outstanding against or affecting the Borrower Project or any portion of the Inventory Collateral.
          (h) Other Documents. Lender shall have received and approved such other agreements, documents, instruments, certificates and materials as Lender may request to evidence the Obligations; to evidence and perfect the rights and Liens of Lender contemplated by the Loan Documents, and to effectuate the transactions contemplated herein.
          (i) Other. All actions taken in connection with such requested Advance and all documents and papers relating thereto shall be satisfactory to Lender and its counsel. Lender and its counsel shall have received copies of such documents and papers as Lender or such counsel may request in connection with such requested Advance, all in form and substance satisfactory to Lender and its counsel.
          (j) No Obligation to Fund After Filed Liens. Lender shall have no obligation to advance any monies at any time when there is a claim of Lien filed of record against any of the Inventory Collateral which has not been paid, transferred to other security or otherwise satisfactorily discharged, bonded over or contested. Lender’s commitment to make Advances hereunder shall at no time be subject to or liable to attachment or levy by any creditor of Borrower or any third party. No such Persons are intended to be third party beneficiaries of this Agreement or any documents or instrument related to the Inventory Loan or to have any claim or claims in or to any undisbursed or retained Inventory Loan proceeds.
          (k) Advances Do Not Constitute a Waiver. No Advance shall constitute a waiver of any condition of Lender’s obligation to make further Advances.
          (l) General Restrictions. Notwithstanding anything herein or elsewhere to the contrary, Borrower shall not be entitled to and Lender shall have no obligation to make any Advance which would result in a violation of Section 3.2 or any other restriction set forth in this Agreement.

          (m) Advances to Pay Loan Costs. Notwithstanding anything herein or elsewhere to the contrary, Lender, may make Advances to itself to pay fees due from Borrower under the Loan Documents, to pay Loan Costs, to pay indemnification obligations of Borrower and Guarantor under the Loan Documents or to otherwise satisfy any other performance or payment obligations of Borrower under the Loan Documents, without any further authorization by Borrower and without requiring any of the items set forth in this Section 10.1. Lender will notify Borrower of such Loan Costs unless and until an Event of Default occurs and is continuing in which case Lender shall not provide notice to Borrower of such Loan Costs.
     11. Funding Procedures. The funding of Advances shall be in accordance with such additional procedures as Lender may reasonably require. In connection with any wire transfers, Borrower agrees to pay Lender’s external costs and expenses for such wire transfers.
     12. General Representations, Warranties and Covenants. As an inducement to Lender to advance funds to Borrower, Borrower and Guarantor hereby represent and warrant to Lender and covenant with Lender as follows:
          12.1 Organization; Power; Authorization.
          (a) Each Material Party (i) is duly formed and organized, validly existing and in good standing under the laws of the state of its formation, duly licensed, qualified or registered and in good standing under the laws of each other jurisdiction in which the character or location of its assets or the business transacted by it requires such licensing, qualification or registration; and (ii) has full power and lawful authority and has been duly authorized by all requisite actions by its owners, officers, partners, directors or other governing Persons, as applicable, to own such assets, to transact such business (as now being conducted or as proposed to be conducted) and to enter into and perform its obligations under all Loan Documents and Material Project Agreements to which it is a party and without violation of any Governing Documents of such Material Party.
          (b) Borrower shall maintain, and shall cause each Material Party to maintain, its existence, good standing and due licensing, qualification and registration in the state of its current organization and in each other jurisdiction in which the character or location of its assets or the business transacted by it requires such licensing, qualification or registration.
          (c) Except as provided in Section 12.2(b), Borrower and Guarantor shall not dissolve or consolidate or merge with or into any other Person or agree to have any other Person merge with or into Borrower and/or Guarantor.
          (d) The Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with the respective terms.

          12.2 Affiliates and Capital Structure.
          (a) Schedule 12.2 sets forth: (i) all Affiliates of Borrower and Guarantor involved in the operation or management of the Borrower Project or the purchase of Timeshare Interests, (ii) the ownership of all interests in Borrower and Guarantor.
          (b) Borrower shall not permit the issuance, dilution, transfer, pledge, hypothecation, assignment or encumbrance of any ownership interest in Borrower or Guarantor without the prior written consent of Lender unless it is to DRC or a DRC Affiliate in which case no prior written consent of Lender shall be required. Lender acknowledges that TAC’s ownership interest in Guarantor has been collaterally assigned by TAC to Guggenheim Corporate Funding, LLC as administrative agent for a group of Lenders (“Guggenheim”). If Guggenheim exercises its rights under the Collateral Assignment of TAC’s ownership interest such that Guggenheim or an affiliate thereof becomes the owner of TAC (which in turn owns Guarantor), an Event of Default shall exist hereunder unless at such time Lender consents to Guggenheim or an affiliate as the owner of TAC, which consent shall not be unreasonably withheld. In connection with any request for approval by Lender of any change in ownership interests, Borrower shall provide Lender with such information as Lender may reasonably require in order to comply with all Legal Requirements. Borrower shall not permit any transfer of voting authority, rights or discretion with respect to Borrower or Guarantor, except to DRC or a DRC Affiliate.
          12.3 Names and Addresses.
          (a) Schedule 12.3 sets forth all names currently used by Borrower, together with all business addresses currently used by Borrower, at which any of the Inventory Collateral is located or at which any books and records of Borrower are located.
          (b) Borrower shall not change its name or change any location at which it does business, at which any of the Inventory Collateral is located or where any of its books and records are located without at least forty five (45) days’ prior written notice to Lender and delivery to Lender of such access agreements as Lender may require to maintain Lender’s ability to obtain access to the Inventory Collateral and to Borrower’s books and records.
          12.4 Licenses.
          (a) Each Material Party has all Licenses necessary to own its assets, to conduct its business, as now being conducted or as proposed to be conducted and to enter into and perform its obligations under all Loan Documents and Material Project Agreements to which it is a party. All of such Licenses are presently in full force and effect with no action or proceeding pending or threatened which challenges or seeks to revoke, terminate or modify any such License.

          (b) Borrower shall maintain and shall cause each Material Party to maintain and keep in full force and effect all of such Licenses described in subsection (a) above.
          12.5 Compliance with Legal Requirements.
          (a) The execution, delivery and performance by Borrower and Guarantor of the Loan Documents and the Material Project Agreements to which it is a party do not violate any applicable Legal Requirements.
          (b) Borrower shall comply with and shall cause the Borrower Project to comply with all applicable Legal Requirements.
          (c) Borrower shall not consent to or otherwise agree to any change in any zoning law or other land use law or rule which would adversely limit or alter the use of the Borrower Project.
          12.6 Other Restrictions.
          (a) No Material Party has entered into or is bound by any contract, agreement or restriction, which (i) could reasonably be expected to have a Material; Adverse Effect with respect to the Inventory Collateral, (ii) prohibits or restricts entering into or performing its obligations under the Loan Documents or the Material Project Agreements to which it is a party, (iii) as to Borrower, restricts or in any way limits Borrower’s rights to incur indebtedness, or (iv) could result (upon the happening of a contingency or otherwise) in any of the Inventory Collateral being subject to a Lien, other than Liens in favor of Lender.
          (b) Borrower shall not enter into and shall not permit or authorize any Material Party to enter into any contract, agreement or restriction described in subsection (a) above and relating to the Inventory Collateral.
          12.7 Inventory Collateral.
          (a) Borrower has good and marketable title to all of the Inventory Collateral subject only to Permitted Exceptions described on Schedule 12.7.
          (b) Borrower shall maintain good and marketable title to the Inventory Collateral subject to Permitted Exceptions and shall defend such title against all claims of other Persons except Lender.
          (c) Borrower shall not transfer, sell, assign, or enter into any options to purchase, installment sales contracts or contracts for deed with respect to all or any portion of the Inventory Collateral except to DRC or a DRC Affiliate, subject to Lender’s Mortgage and Liens. Borrower shall not take any action (or permit or consent to the taking of any action) which might impair the value of the Inventory Collateral or any of the rights of Lender in the Inventory Collateral.

          12.8 Liens.
          (a) The execution, delivery and performance by Borrower of the Loan Documents does not result in or create any Lien upon any assets of Borrower, except Liens in favor of Lender. There are no Liens encumbering any portion of the Inventory Collateral, except Liens in favor of Lender. There are no Liens encumbering any portion of the Borrower Project or any other assets of Borrower in favor of any Person (other than Lender). The execution and delivery of the Loan Documents, the filing of a financing statement in proper form with the Secretary of State of the state of formation of Borrower naming Lender as secured party and Borrower as debtor and describing the Inventory Collateral, and the recording of the Lender’s Mortgage in the Public Records, shall create in favor of Lender, a valid, perfected and continuing first priority Lien in the Inventory Collateral.
          (b) Borrower shall take all actions required by Lender in order to maintain Lender’s first priority Lien in the Inventory Collateral.
          (c) Borrower shall not grant or permit any Lien to exist with respect to the Inventory Collateral, except Lender’s first priority Lien and the Permitted Exceptions. Borrower shall not grant or permit to exist any Lien with respect to the Management Agreement, Timeshare Declaration, any portion of the Borrower Project or any other Inventory Collateral in favor of any Person (other than Lender), except for the Collateral Assignments.
          12.9 Taxes.
     With respect to the Borrower Project:
          (a) Each Material Party has paid in full all Taxes payable by such Material Party and Borrower knows of no basis for any additional Taxes to be assessed against or to be payable by such Material Party or any tax audit pending or threatened against any Material Party. Each Material Party has filed all returns for Taxes required to have been filed by such Material Party.
          (b) Borrower shall file and shall cause each Material Party to file all tax returns required to be filed by Borrower and each Material Party on a timely basis and Borrower shall pay and shall cause each Material Party to pay when due all Taxes payable by Borrower and such Material Party.
          12.10 Litigation Proceedings. Except as described on Schedule 12.10, there are no material actions, suits, proceedings, orders or injunctions pending or to the best of Borrower’s knowledge threatened against or affecting Borrower or Guarantor, the Borrower Project or the Inventory Collateral at law or in equity, or before or by any governmental authority or other tribunal. Borrower has not received and has no knowledge of any written notice from any court, governmental authority or other tribunal alleging that Borrower, Guarantor or the Borrower Project has violated any applicable Legal Requirements. Borrower shall provide to Lender prompt written notice of any action commenced against any Material Party to the extent Borrower reasonably believes such action could give rise to a Material Adverse Effect or material breach of any of the provisions of this Agreement.
          12.11 Pension Plans. Borrower has no unfunded obligations with respect to any employee pension benefit plan (“Pension Plan”) (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). No events, including, without limitation, any “Reportable Event” or “Prohibited Transaction” (as those terms are defined under ERISA), have occurred in connection with any such Plan which might constitute grounds for the termination of any such Pension Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment of any United States District Court of a trustee to administer any such Pension Plan. All such Pension Plans meet with the minimum funding standards of Section 302 of ERISA
     The present value of the aggregate benefit liabilities under any of the Pension Plans, determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities. The term “benefits liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA. No Material Party nor any ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA. The term “ERISA Affiliates” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Material Party under Section 414 of the Internal Revenue Code of 1986, as amended.
          12.12 Financial Statements and Financial Condition. Taken as a whole, all Financial Statements and other information of the financial condition of Borrower and Guarantor given to Lender (i) is complete and correct and does not omit to state any material fact necessary in order to make the statements herein or therein not misleading, and (ii) accurately presents the financial condition of Borrower and Guarantor as of the date on which the same have been furnished to Lender. To the extent required by GAAP, all balance sheets disclose all known liabilities, direct and contingent, as of their respective dates. No Material Adverse Effect has occurred since the date of the most recent of each such financial statement given to Lender other than changes in the ordinary course of business, none of which changes have had or could reasonably be expected to have a Material Adverse Effect.
          12.13 Solvency. Borrower and Guarantor are currently solvent. No transfer of property is being made by Borrower or Guarantor and no obligation is being incurred by Borrower or Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or Guarantor. Borrower is able to pay all of its debts as they become due. Borrower’s obligations under this Agreement and under the Loan Documents shall not render Borrower unable to pay its debts as they become due. The present fair market value of Borrower’s assets is greater than the amount required to pay its total liabilities.

          12.14 Reserved.
          12.15 Investment Company. Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended, and Borrower is not required to register under such Act.
          12.16 Enforceability. The Loan Documents constitute legal, valid and binding obligations of each Material Party who is a party thereto, enforceable in accordance with their terms.
          12.17 No Defaults.
          (a) No Default or Event of Default with respect to the Loan Documents currently exists. No Material Party is in default in any material respect under any of its Governing Documents, under any obligation for borrowed money or under any other agreement which may materially and adversely affect such Material Party or its ability to perform its obligations under the Loan Documents.
          (b) Each Material Party shall perform its obligations under the Loan Documents to which it is a party and shall take all actions necessary (which are not prohibited by law) to prevent the occurrence of an Event of Default.
          12.18 Use of Proceeds/Margin Stock. None of the proceeds of the Inventory Loan shall be used to purchase or carry any “margin stock” (as defined under Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time), and no portion of the proceeds of the Inventory Loan shall be extended to others for the purpose of purchasing or carrying margin stock. None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the Inventory Loan) will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11.
          12.19 Labor Relations. The employees of Borrower are not a party to any collective bargaining agreement with Borrower, and, to the best of Borrower’s knowledge, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
          12.20 Broker’s Fees.
          (a) Lender and Borrower represent to each other that neither of them has made any commitment or taken any action which will result in a claim for any brokers, finder’s or other similar fees with respect to the transactions described in this Agreement.

          (b) Borrower agrees to pay all of such fees payable to any broker or finder hired by Borrower and agrees to indemnify and hold Lender harmless from any claims by such finders or brokers or by any other Person claiming such fees as a result of any commitment or action of Borrower.
          12.21 Inspections. Borrower shall, at any time and from time to time and at the reasonable expense of Borrower and with reasonable notice from Lender, permit Lender or its agents or representatives to inspect the Borrower Project, the Inventory Collateral and Borrower’s assets or property, and to audit, examine and make copies of and abstracts from its and, to the extent it has access thereto or possession thereof, the Association’s, books, accounts, records, original correspondence, computer tapes, disks, software, and other papers as it may desire; and to discuss its affairs, finances and accounts with any of its officers, employees, Affiliates or independent public accountants (and by this provision Borrower authorizes said accountants to discuss with Lender, its agents or representatives, the affairs, finances and accounts of Borrower). All audits and inspections (including without limitation, those occurring before and after the Closing Date) shall be at Borrower’s reasonable expense, including all reasonable travel expenses of Lender’s employees; provided, however, that unless an Event of Default has occurred, only one audit or inspection per calendar year shall be at the expense of Borrower. Borrower shall have the right to provide Lender’s employees with accommodations at properties owned by Borrower or its Affiliates, that are within reasonably close proximity to the site of such audits or inspections, as a means to reduce travel expenses incurred in conducting such audits or inspections.
          12.22 Reserved.
          12.23 Books and Records. Borrower shall keep, and shall cause the Association to keep, accurate and complete records and books of account reflecting all financial transactions of Borrower and the Association, as applicable, in which complete entries will be made in accordance with GAAP. Borrower shall maintain to the satisfaction of Lender, and shall deliver promptly to Lender upon Lender’s request, accurate and complete books, records and files relating to the Borrower Project, the Inventory Collateral, and the sales of Timeshare Interests and all payments of Release Payments.
          12.24 Reserved.
          12.25 No Payment of Dividends. Unless specifically agreed to in writing by Lender, Borrower may not pay any dividends, fees, expenses or other sums or any distribution in cash or assets or any loans, salary advances or other payments to; (i) any member of Borrower or Guarantor; (ii) DRC or any of the DRC Affiliates or shareholders, partners, members or employees thereof; or (iii) any corporation, partnership or other Person directly or indirectly owned in whole or in part by any member, officer or director of Borrower or any Affiliate of any of the foregoing. Notwithstanding the foregoing, Borrower shall have the right to make the following payments without the consent of Lender: (A) compensation and bonuses (consistent with industry norms) paid to directors, management and employees of Borrower in the ordinary course of business, or (B) loans and advances to employees in the ordinary course of business not to exceed $50,000 in the aggregate at any time outstanding and (c) payments to DRC or to any of the DRC Affiliates pursuant to the provisions of the Transfer Pricing Agreement, Management Agreement and Servicing Agreement.
          12.26 Management. Borrower shall cause the Borrower Project to be managed at all times by Manager or a DRC Affiliate which has substantial experience, background and demonstrated ability to perform, in accordance with a management agreement reasonably satisfactory to Lender, and who are in all other respects reasonably satisfactory to Lender.
          12.27 Full Disclosure. No information, exhibit or written report or the content of any schedule furnished by or on behalf of any Material Party to Lender in connection with the Inventory Loan, the Inventory Collateral or the Borrower Project, and no representation or statement made by any Material Party in any Loan Document contains or shall contain any material misstatement of fact or omits or shall omit the statement of a material fact necessary to make the statement contained herein or therein not misleading. Borrower does not know of any fact or condition which will prevent the sale of Timeshare Interests to Purchasers or prevent the operation of the Borrower Project in accordance with the Declarations and the Public Offering Statement, and in accordance with all applicable Legal Requirements, or prevent Borrower’s performance of its Obligations.
          12.28 Reserved.
          12.29 One-to-One Ratio. Borrower shall maintain at least a one-to-one ratio (the “One-to-One Ratio”) with respect to each Unit such that the total aggregate number of Timeshare Interests sold to consumers in the form of the right to occupy a given Unit for the equivalent of one (l) week per calendar year is at all times less than or equal to the total number of Units in the Borrower Project multiplied by fifty-two (52).
          12.30 Change of Control. For so long as Borrower’s obligated to Lender under the Loan Documents , there shall be no Change of Control.
     13. Representations, Warranties and Covenants With Respect to the Borrower Project. As an inducement to Lender to advance funds to Borrower, Borrower represents and warrants to and covenants with Lender as follows:
          13.1 Declarations. To the best of Borrower’s knowledge, the Borrower Project has been established and dedicated and is and will remain, a timeshare project and plan in material compliance with Legal Requirements, including, without limitation, timeshare registration laws. All Inventory Collateral will continue to be duly submitted to the provisions of the Timeshare Declaration. Borrower will not vote to amend, supplement, terminate or restate the Timeshare Declaration without the prior written consent of Lender. Borrower shall not consent to any amendments, supplements or restatements of the Condominium Declaration without the prior written consent of Lender. Borrower shall not assign its rights as “developer” under the Timeshare

Declaration or file or permit to be filed any additional covenants, restrictions, declarations or easements with respect to Borrower Project, without Lender’s prior consent.
          13.2 Access. To the best of Borrower’s knowledge, the Borrower Project has adequate access from a publicly dedicated street and roadways inside the Project are subject to a recorded access and use easements or other dedication for the benefit of Owners of Timeshare Interests.
          13.3 Utilities. The Inventory Collateral is served by adequate utilities. To the best of Borrower’s knowledge, easements necessary for furnishing such utilities have been duly obtained, have been recorded in the Public Records and inure to the benefit of the Inventory Collateral and the Owners. Borrower shall use reasonable commercial efforts to cause the Condominium Association to make the necessary utilities available to the Inventory Collateral in sufficient capacity to service the Inventory Collateral.
          13.4 Parking. To the best of Borrower’s knowledge, the Borrower Project currently has sufficient on-site parking to satisfy applicable Legal Requirements.
          13.5 Legal Requirements; Zoning; Private Restrictions. To the best of Borrower’s knowledge, the use and occupancy of the Units which make up the Inventory Collateral for the respective intended purposes are lawful under applicable Legal Requirements. To the best of Borrower’s knowledge, the Project is zoned “T A-80”, under which timeshare is an allowed use. Borrower shall comply, and shall cause the Borrower Project to comply, with applicable private covenants and restrictions. Without the prior written consent of Lender, Borrower shall not consent to, or otherwise acquiesce in, any change in any private restrictive covenant, planning or zoning law or other public or private restriction, which would limit or alter the use of the Inventory Collateral.
          13.6 Units Ready for Use. To the best of Borrower’s knowledge, all of the Units constituting the Inventory Collateral are fully furnished and ready for use by Purchasers. To the best of Borrower’s knowledge, all common furnishings (including appliances) within such Units are and shall be owned by either Borrower or the Association, have been or shall be fully paid for, and are and shall be free and clear of any Liens or other interests of any third party or are subject to leases which are not in default as of the Closing Date, and the terms of which Borrower shall continue to comply with after the Closing Date.
          13.7 No Defaults. No Default or Event of Default exists and there is no violation in any material respect of any term of any agreement, charter, instrument, operating agreement or other instrument to which Borrower is a party or by which Borrower may be bound.
          13.8 Tangible Property. The machinery, equipment, fixtures, tools and supplies used or to be used in connection with the Inventory Collateral, including without limitation, with respect to the operation and maintenance of the Common Area, are and shall be owned or leased either by Borrower, the Association, the Manager or its subcontractor. The leases described in Schedule 13.8 comprise all leases of tangible personal property that Borrower has entered into in connection with the ownership, operation or maintenance of the Inventory Collateral and Borrower is unaware of any additional leases that are needed in order to adequately own, operate and maintain the Inventory Collateral.
          13.9 Condition of the Borrower Project. Borrower shall maintain or shall cause the Association or use commercially reasonable efforts to cause the Condominium Association to maintain, the Borrower Project in good repair, working order and condition and shall make, or cause the Association or use commercially reasonable efforts to cause the Condominium Association to make necessary replacements and improvements so that the Inventory Collateral remains in compliance in all material respects with the Timeshare Act, the Material Project Agreements and applicable Legal Requirements.
          13.10 Material Project Agreements. To the best of Borrower’s knowledge, the contracts, agreements and arrangements listed and described on Schedule 13.10 comprise all of the Material Project Agreements currently existing. True and complete copies of the Material Project Agreements have been delivered to Lender. Except as described on Schedule 13.10, none of such Material Project Agreements have been amended, modified or terminated. All of such Material Project Agreements are and shall (unless Lender shall otherwise consent in advance in writing) remain in full force and effect, unmodified and free and clear of any Lien, except any Lien in favor of Lender. All of such Material Project Agreements constitute the legal, valid and binding obligations of each party thereto, enforceable in accordance with their terms. To the best of Borrower’s knowledge, no party is in default under any Material Party Agreements. Borrower shall comply with, and shall cause each Material Party to comply with, all Material Project Agreements. Subject to the rights of the Association or the Condominium Association, Lender shall have the right to review and approve all future Material Project Agreements for the Borrower Project and all amendments thereto, all of which shall be acceptable to Lender in its reasonable discretion.
          13.11 Reserved.
          13.12 Certificates of Occupancy. To the best of Borrower’s knowledge, a certificate of occupancy has been issued for each Unit in the Borrower Project and remains in full force and effect.
          13.13 Reserved.
          13.14 Tests, Etc. If requested by Lender, Borrower shall furnish to Lender the following, to the extent that Borrower has possession of the same or the reasonable ability to obtain the same, all certificates, plans and specifications, appraisals, title insurance and other insurance, reports and agreements related to the Inventory Collateral.

          13.15 Taxes. To the best of Borrower’s knowledge, all Taxes, condominium and similar maintenance fees, rents, assessments and like charges affecting the Inventory Collateral and currently due and payable have been fully paid to date. The Association or the Condominium Association bills each Owner of a Timeshare Interest in such Unit for the Owner’s pro-rata share of such real estate taxes. Borrower shall pay, or shall cause the Association or shall use commercially reasonable efforts to cause the Condominium Association to pay, all real estate Taxes related to the Inventory Collateral.
          13.16 Amenities. To the best of Borrower’s knowledge, the Amenities have been completed and are available for use by the Owners of Timeshare Interests. Borrower shall take no action to amend, modify or terminate the Declarations with respect to the Amenities without the prior written consent of Lender. Borrower shall have in place and in full force and effect at all times agreements which provide that the Amenities shall be available now and in the future for use by Owners in good standing consistent with the terms, conditions and limitations set forth in the Declarations.
     Borrower shall use commercially reasonable efforts to cause the Condominium Association to maintain the Amenities in good condition and repair, and in accordance with the provisions of the applicable Material Project Agreements, and Borrower shall cause each Owner of a Timeshare Interest at the Borrower Project to have continuing access to, and the use of to the extent of such Owner’s use periods, all of the Common Area, Amenities and related or appurtenant services, rights and benefits, all as provided in the Declarations and the Material Project Agreements. Borrower shall not enter into, amend, modify or terminate any of the Amenities Agreements or any documents collateral thereto, or assign any of its rights thereunder, without Lender’s prior consent.
          13.17 Developer Subsidy. There is no obligation on the part of the Borrower to subsidize any budget deficits of the Association or Condominium Association.
          13.18 Reservation System. The computer network, hardware and software which enables an Owner to reserve a use period at the Borrower Project in accordance with the provisions of the Public Offering Statements and the Material Project Agreements are and shall at all times (a) be owned by, licensed or otherwise contracted for Borrower or the Association, (b) be fully functional and operational for its intended purpose, and (c) be operated to assure the Owners the use rights provided under the Public Offering Statement and Material Project Agreements and (d) be free and clear of all Liens other than Lender’s Lien and those relating to the leasing of equipment or software or licensing of software. Borrower Project will at all times maintain a reservation system. Upon the occurrence and continuance of an Event of Default, Borrower will provide Lender with all future reservation information in a machine readable (ASCII, CSV, EXCEL) format. The reservation system shall be owned by, licensed or otherwise contracted by Borrower or an Affiliate.
          13.19 Reserved.

          13.20 Leases. Except as set forth on Schedule 13.20, without the prior written consent of Lender, Borrower shall not enter into any lease, license or other occupancy agreement for all or any part of the Inventory Collateral. Notwithstanding the foregoing, Borrower may enter into short term leases, but in no event for a period in excess of fourteen (14) days, for transient and prepaid rentals of Units.
          13.21 Transactions with Affiliates. Without the prior written consent of Lender, Borrower shall not enter into any transaction with any Affiliate in connection with the Inventory Collateral, including, without limitation, relating to the purchase, sale or exchange any assets or properties or the rendering of any service, except with the DRC Affiliates in accordance with the Transfer Pricing Agreement, Management Agreement and Servicing Agreement, together with such other agreements as shall be approved by Lender prior to execution or modification thereof.
          13.22 Reserved.
          13.23 Maintenance of Insurance. Borrower shall use commercially reasonable efforts to cause each of the Association and the Condominium Association, as required, to maintain, at all times during the term of this Inventory Loan, policies of insurance with premiums therefor being paid when due, and shall deliver to Lender certificates of insurance issued by insurance companies, in amounts, in form and in substance, and with expiration dates, all acceptable to Lender and containing waivers of subrogation rights by the insuring company, additional insured endorsements in favor of and satisfactory to Lender and breach of warranty coverage, providing the following types of insurance on and with respect to Borrower (or, as appropriate, the Association and Condominium Association) and the Inventory Collateral:
               (a) As to all Improvements that are completed as of the date hereof, “All Risk Special Form” insurance coverage (including fire, lightning, hurricane, tornado, wind and water damage, earthquake, vandalism and malicious mischief coverage) covering all real and personal property which comprise the Inventory Collateral, in an amount not less than the full replacement value of such Improvements and personal property, and said policy of insurance shall provide for a deductible acceptable to Lender, breach of warranty coverage, replacement cost endorsements satisfactory to Lender, and shall not permit co-insurance;
               (b) General liability and property damage insurance covering the Inventory Collateral in amounts and on terms satisfactory to Lender;
               (c) Such other insurance on the Inventory Collateral or any replacements or substitutions therefor, including, without limitation, rent loss, business interruption, flood insurance in such amounts and upon such terms as may from time to time be reasonably required by Lender; and
          Lender shall expressly be named an additional insured in each insurance policy described in this Section 13.23. To the extent any “institutional mortgagee,” “institutional lender” or “mortgagee” (as defined or used in the Declarations) other than

Lender has any rights to approve the form of insurance policies with respect to the Inventory Collateral, the amounts of coverage thereunder, the insurers under such policies or the designation of an attorney-in-fact for purposes of dealing with damage to any part of the Inventory Collateral, or insurance claims or matters related thereto or any successor to such attorney-in-fact or any changes with respect to any of the foregoing, Borrower shall take all steps as may be necessary to ensure that Lender shall at all times have a co-equal right with such other “preferred mortgagee,” “institutional lender” or other “mortgagee” (including, without limitation, Borrower or any third-party lender), to approve all such matters and any proposed changes in respect thereof; and Borrower shall not cause and shall use commercially reasonable efforts to prohibit any changes with respect to any insurance policies, insurers, coverage, attorney-in-fact or insurance trustee, if any, without Lender’s prior written approval.
          In the event of any insured loss or claim in respect of all or any portion of the Inventory Collateral, Borrower shall use commercially reasonable efforts to cause the Association or the Condominium Association, as appropriate, to apply all proceeds of such insurance policies in a manner consistent with the Declarations, the Condominium Act, the Timeshare Act and all other applicable statutes, ordinances, rules and regulations.
          All insurance policies required pursuant to this Agreement (or the Declarations or the Condominium Act or Timeshare Act) shall provide that the coverage afforded thereby shall not expire or be amended, canceled, modified or terminated without at least thirty (30) days prior written notice to Lender and contain a provision affirming Lender’s rights and benefits thereunder despite any violation of the applicable policy terms by Borrower or any other Person. Borrower shall make a good faith inquiry on a regular basis to the Association to determine if the required insurance premiums covering the Inventory Collateral have been paid. If Borrower determines upon such inquiry or otherwise that the required insurance premiums have not been paid, Borrower shall immediately notify Lender of such failure to timely pay the required insurance premium and Borrower shall have thirty (30) days from receipt of a written request from Lender to cause the required insurance premiums to be paid. If the required insurance premiums are not paid within such thirty (30) day period, Lender may, in its sole discretion, without any obligation to do so, choose to pay such required insurance premiums on behalf of Borrower or the applicable Association, in which case Borrower shall pay Lender interest at the Default Rate for any amounts so advanced. Lender may also, in its sole discretion, in the event the required insurance premiums are not paid when due, establish an insurance escrow account from which Lender may make insurance payments on behalf of Borrower or the Association or Condominium Association when insurance premiums shall become due. If the required insurance premiums are not paid as required and Lender elects not to pay such insurance premiums or establish an escrow account for payment thereof, such failure shall constitute an Event of Default hereunder.
          In the event of any fire or other casualty to or with respect to all or any portion of the Inventory Collateral, Borrower covenants that it shall use commercially reasonable efforts to cause the Association or Condominium Association to promptly restore, repair or replace the damaged portion(s) of the Inventory Collateral and repair or replace any other personal property to the same condition as immediately prior to such fire or other casualty and, with respect to the real and personal property comprising the Inventory Collateral, in accordance with the terms of the Declarations, the Condominium Act, the Timeshare Act and all other applicable statutes, ordinances, rules and regulations. The insufficiency of any net insurance proceeds shall in no way relieve Borrower or each Association of their respective obligations as set forth herein. Borrower covenants that it shall use commercially reasonable efforts to cause the Association or Condominium Association to comply promptly and cause compliance with the provisions of the Declarations, Condominium Act and of the Timeshare Act and all other applicable statutes, ordinances, rules and regulations relating to such restoration, repair or replacement. In Lender’s sole discretion, all insurance proceeds payable to or received by Lender pursuant to the Declarations or the applicable insurance policies may be applied to the payment of the Obligations, whether or not due and in whatever order Lender elects, consistent with the terms of the applicable insurance policy and the Declarations.
     Borrower shall in good faith cooperate with Lender in obtaining for Lender the benefits of any insurance or other proceeds lawfully or equitably payable to Borrower or Lender in connection with the transactions contemplated hereby and in paying any Obligation (including the payment by Borrower of the expense of an independent appraisal on behalf of Lender in case of a fire or other casualty affecting the Inventory Collateral). Notwithstanding anything to the contrary set forth in this Section 13.23, the types and amounts (including deductible) of insurance coverage reflected on the insurance certificates delivered by Borrower to Lender on the Closing Date are satisfactory to Lender.
     14. Timeshare Representations, Warranties and Covenants. As an inducement to Lender to advance funds to Borrower, Borrower and Guarantor hereby represent and warrant to Lender and covenant with Lender as follows:
          14.1 Licenses. Borrower has and shall at all times maintain all Licenses required in connection with the ownership, management and operation of the Borrower Project, the establishment of the timeshare regime at the Borrower Project pursuant to the Declarations and the other Material Project Agreements, the sale, advertising, marketing and offering for sale of Timeshare Interests. Borrower shall at Lender’s request from time to time, Borrower shall deliver to Lender (a) written statements, in form acceptable to Lender, stating that no registration is necessary for the sale of Timeshare Interests in the particular state, or (b) such other evidence of compliance with applicable Legal Requirements as Lender may require.
          14.2 Reserved.
          14.3 Sales and Marketing Practices. All sales and marketing activities of the Material Parties with respect to the Inventory Collateral currently comply and in the future shall comply in all material respects with all applicable Legal Requirements. Borrower or the Marketing Agent shall at all times maintain an active sales and marketing force and program for the sale of Timeshare Interests at the Sales Center until all Obligations are paid in full. Borrower will sell or offer for sale Timeshare Interests only in the states and jurisdictions where Borrower has first obtained necessary regulatory approvals from time to time.
          14.4 Reserved.
          14.5 Assessments. Borrower (with respect to Inventory Collateral) is and shall be a member of the Association and the Condominium Association, which has authority to levy annual Assessments to cover the costs of maintaining and operating the Inventory Collateral. Any Lien for unpaid Assessments related to Inventory Collateral is and will at all times be subordinate to the Lien of the Lender’s Mortgage.
          14.6 Reserved.
          14.7 Exchange Company. Borrower shall cause the Borrower Project to be affiliated with an Exchange Company.
          14.8 Public Offering Statements. The Public Offering Statement attached hereto as Exhibit D complies with all applicable Legal Requirements and is accurate and complete. With respect to the sale of each Timeshare Interest, there shall be in effect at the time of sale and Borrower has and shall have used an unexpired Public Offering Statement, approved by all applicable regulatory agencies in South Carolina, Florida and in other jurisdictions in which Timeshare Interests (or related club memberships) are being offered.
          14.9 Reserved.
          14.10 Management Agreement. Borrower shall keep (or cause the Association to keep) the existing Management Agreement (or a substitute Management Agreement with a substitute Manager acceptable to Lender) in full force and effect and shall perform (or cause the Association and any sub-manager to perform) its obligations thereunder.
          14.11 State Registrations. Borrower agrees to promptly notify Lender if there is a change in any state timeshare registrations (which add or delete states) during the term of the Inventory Loan.
          14.12 Cessation of Sales Business. Borrower shall provide prompt notice to Lender of any cessation of marketing or sales of the Inventory Collateral at the Sales Center or of a material part of Borrower’s business.
          14.13 Pricing. Borrower shall not, without Lender’s prior written consent which shall not be unreasonably withheld, adjust the retail pricing schedule for Timeshare Interests such that the price adjustment would have a Material Adverse Effect.

          14.14 Remarketing of Defaulted Inventory. Borrower agrees to re-market all Timeshare Interests related to Defaulted TBS’ Owned Timeshare Loans for Lender in an agreed upon time frame and to pay Lender a Release Payment upon the sale of any such reacquired and re-marketed Timeshare Interest.
          (a) DRFS will be responsible for recovering the Timeshare Interests associated with all current and future Defaulted TBS’ Owned Timeshare Loans (“Defaulted Inventory”) by foreclosure, deed-in-lieu, or other means as necessary. At the time of any Advance to Borrower of funds to purchase TBS’ Owned Timeshare Loans from Lender, Lender shall pay to Borrower a fee in the amount of $750 (“Inventory Recovery Fee”), which shall be payable in addition to the amount of the Defaulted Inventory Financing (defined below) to be provided by Lender to Borrower as Advances under the Inventory Loan in accordance with Section 3.1(c). Other than the Inventory Recovery Fee, all expenses associated with recovering Defaulted Inventory shall be the responsibility of Borrower or its designee.
          (b) On or before the fifteenth (15th) day of each April, July, October and January during the term of the Inventory Loan, Borrower will purchase from Lender all of the Defaulted TBS’ Owned Timeshare Loans as of the last day of the preceding calendar quarter. Lender will provide purchase money financing (“Defaulted Inventory Financing”) in the form of Advances under the Inventory Loan to Borrower for the acquisition of all Defaulted TBS’ Owned Timeshare Loans purchased from Lender or an affiliate thereof as described in this Section 14.14(b). The purchase price paid by Borrower for each Defaulted TBS’ Owned Timeshare Loan will be based on the amount set forth in Section 3.1(a) above for each type of Timeshare Interest associated with a Defaulted TBS’ Owned Timeshare Loan. All Defaulted Inventory will be encumbered by Lender’s Mortgage and the parties shall execute a spreader agreement or such other necessary documents to reflect the same, and Lender shall be paid a Release Payment as described in Section 7.1(b)(iii) above as sales of such Defaulted Inventory occur. Borrower shall be responsible for the payment of all maintenance fees and taxes attributable to Defaulted Inventory incurred from and after the date of purchase of the related Defaulted TBS’ Owned Timeshare Loan.
          14.15 Encumbering Timeshare Interests. Borrower and Lender agree that lender’s applicable Mortgage is intended to create a first priority Lien on all Timeshare Interests owned by Borrower as of the Closing Date and in the future by Borrower. Lender may in its sole discretion amend the Mortgage to specifically encumber all Timeshare Interests owned by Borrower or annexed subsequent to the date hereof but is under no obligation to do so long as the Mortgage contains an after acquired property provision.
          14.16 Voting Rights. Borrower hereby appoints and constitutes Lender as its attorney-in-fact (with full power of substitution) to exercise all of its voting rights pertaining to the Declarations as well as pertaining to any Inventory Collateral in which Borrower has an interest giving rise to the right to vote. This power of attorney is coupled with an interest and shall be irrevocable for so long as any Obligations are owing by Borrower to Lender. This power of attorney may be used from time to time in the sole discretion of Lender if any Event of Default has occurred and is continuing and in accordance with the terms of the Declarations. Borrower agrees to execute, from time to time, such other documents as Lender may request including, without limitation, a proxy in form and substance approved by Lender (which proxy shall, at the request of Lender, be periodically renewed) in its discretion and file the same with the Secretary of the Association and the Condominium Association in accordance with the respective Association’s Bylaws.
     Following the occurrence and during the continuation of any Event of Default, if any voting rights pertaining to any Inventory Collateral owned by Borrower or in which Borrower has an interest giving rise to the right to vote (whether as declarant, as a holder of a mortgage or security interest or otherwise) shall be exercisable pursuant to the attendance by Borrower at a meeting of the members of the Association or Condominium Association in accordance with the terms of the Bylaws of the Association and Condominium. Borrower agrees to exercise its right to vote in respect of such attendance in accordance with the rights of Lender under the first paragraph of this Section 14.16 as if the proxy referred to therein were directly applicable to such meeting (any provision in said Bylaws, to the contrary notwithstanding) and to promptly give Lender written notice of its intention to attend any such meeting if Lender shall then be entitled to exercise the voting rights in respect thereof.
     Except with the prior written consent of Lender, Borrower shall not propose or vote for or consent to any modification of, or amendment to Declarations or Association’s Articles of Incorporation or Bylaws (after such declaration, Articles of Incorporation or Bylaws have been recorded, filed and adopted, respectively) which or could reasonably be expected in the sole opinion of Lender to have a Material Adverse Effect. In each case under the Declarations and/or the Association’s Articles of Incorporation or Bylaws in which the consent or the vote of a holder of a mortgage or “security interest” in respect of the Inventory Collateral (including any such case in which Borrower would be considered to be a holder of a mortgage or lien is provided for or is required, or in which Borrower’s consent is required (as declarant or as an owner of the Pledged Inventory or as a vendor or mortgagee or otherwise) for any proposed action, Borrower shall not vote or give such consent without obtaining the prior written consent of Lender if such action could reasonably be expected in the opinion of Lender to have a Material Adverse Effect.
     15. Reporting Requirements. So long as any portion of the Obligations remains unsatisfied or Lender has any obligation or commitment to make Advances hereunder, Borrower shall furnish (or cause to be furnished, as the case may be) to Lender the following:
          15.1 Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower and Guarantor, Borrower shall provide Lender with consolidated audited Financial Statements of TAC. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Association, Borrower shall provide Lender with the annual Financial Statement of the Association certified by an authorized officer of the Association to be true, correct and complete.
          15.2 Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter of Borrower and Guarantor (with the exception of the last quarter of each fiscal year) unaudited consolidated balance sheets and income statements for TAC and each of its subsidiaries including Borrower and Guarantor, as of the end of such fiscal quarter, all in such detail and scope as may be reasonably required by Lender and prepared in accordance with GAAP and on a basis consistent with prior accounting periods. Each quarterly unaudited consolidated Financial Statement of TAC and its subsidiaries, including Borrower and Guarantor, shall be certified by the chief financial officer of TAC to be true, correct and complete in all material respects, and shall otherwise be in form reasonably acceptable to Lender.
          15.3 SEC Reports. Promptly upon submission, any reports submitted by Borrower or Guarantor to the United States Securities and Exchange Commission.
          15.4 Covenant Compliance Certificate. Each set of annual Financial Statements and quarterly Financial Statements delivered to Lender pursuant to Sections 15.2 and 15.3 of this Agreement will be accompanied by a certificate of Borrower and Guarantor in the form of Exhibit E attached hereto setting forth that the signer has reviewed the relevant terms of this Agreement (and all other agreements to which Borrower is a party or by which Borrower is bound) and has made, or caused to be made, under his/her supervision, a review of the transactions and conditions of Borrower from the beginning of the period covered by the Financial Statements or reports being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or Event of Default or, if any such condition or event existed or exists or will exist, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.
          15.5 Sales and Inventory Reports; Project Results. As soon as available and in any event within thirty (30) days after the end of each month, Borrower shall deliver to Lender, a monthly sales/conversion report for all sales, detailing the sales (past any applicable rescission period) of all Inventory Collateral as represented by converted Points Equivalent Timeshare Interests at the Borrower Project for the period covered thereby, the payment of Release Payments to Lender, and the Inventory Collateral then subject to Lender’s Mortgage, together with the quarterly and year-to-date financial results for the Borrower Project, all certified by an officer of Borrower to be true, correct and complete and otherwise in a form acceptable to Lender. Within ninety (90) days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender an annual sales/conversion report for all Inventory Collateral in the Borrower Project setting forth, without limitation, the amount of remaining Inventory Collateral then subject to Lender’s Mortgage, certified by Borrower to be true, correct and complete and in a form acceptable to Lender.

          15.6 Budgets and Assessments. Within one hundred eighty (180) days after each is available, proposed annual maintenance and operating budgets of the Association certified to be accurate by the Manager, proposed annual maintenance and operating budget of the Condominium Association, provided that the same is reasonably available to Borrower and a statement of annual Assessments to be levied upon the Owners of Timeshare Interests. As long as Borrower’s Affiliate is the Manager, Borrower shall deliver to Lender, at Borrower’s expense, within thirty (30) days after the end of each fiscal quarter, a report setting forth the annual Assessments collected from all Owners of Timeshare Interests, the amount contributed by Borrower to fund any operating deficit compared to the budget of operating expenses for such period and indicating all reserves held for insurance, taxes and capital repairs and replacement.
          15.7 Reserved.
          15.8 Audit Reports. Promptly upon receipt thereof, one copy of each other report submitted to Borrower by independent public accountants or other Persons in connection with any annual, interim or special audit made by them of the books of Borrower, the Association or the Borrower Project.
          15.9 Notice of Default or Event of Default. Within five (5) days after becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto.
          15.10 Notice of Claimed Default. Within five (5) days after becoming aware that the holder of any material obligation or of any evidence of material indebtedness of Borrower has given notice or taken any other action with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action such Borrower is taking or proposes to take with respect thereto.
          15.11 Material Adverse Developments. Within five (5) days after becoming aware of any litigation, claim, action, proceeding, development or other information which could reasonably be expected to have a Material Adverse Effect on Borrower, Guarantor, the Inventory Collateral, the Borrower Project or of the ability of any Material Party to perform its obligations under the Loan Documents, Borrower shall provide Lender with telephonic notice, followed by telecopied and mailed written confirmation, specifying the nature of such litigation, claim, action, proceeding, development, information or dispute and such anticipated effect.
          15.12 Other Information. Borrower shall promptly deliver to Lender any other information in Borrower’s possession or available to Borrower related to the Inventory Collateral, the Borrower Project, Borrower, Guarantor or the Association or the Condominium Association as Lender may in good faith request.

     16. Subordinated Indebtedness.
     All indebtedness or liabilities, direct or indirect, contingent or non contingent, of Borrower to Guarantor or any Affiliate thereof or to DRC or any of the DRC Affiliates, or any shareholder, partner, or member of Borrower, Guarantor, any Affiliate thereof, DRC or any of the DRC Affiliates (exclusive of any Management Agreement, Transfer Pricing Agreement and Servicing Agreement entered into with one or more of the DRC Affiliates), and all liens therefor, and effective upon the occurrence and during the continuation of an Event of Default (allowing for notice and cure provisions as may be applicable hereunder), distributions of profit or withdrawals of capital to or by any of the foregoing Persons (collectively, “Subordinated Indebtedness”), are hereby and shall be subordinated to the Inventory Loan. Borrower hereby represents and warrants to Lender that the Subordinated Indebtedness comprises all of the Borrower’s debts, liabilities and obligations to any shareholders, members, partners, officers, directors or employees of Borrower, Guarantor, any Affiliates thereof, DRC or any DRC Affiliates, except for executive compensation and bonuses (in accordance with industry norms). Upon the occurrence and during the continuation of an Event of Default, Borrower will not directly or indirectly make or permit any payment (exclusive of any payment of sales and marketing fees to Marketing Agent, management fees to Manager and servicing fees to Servicer) to be made in respect of any Subordinated Indebtedness.
     17. Events of Default.
     An “Event of Default” shall exist if any of the following shall occur:
          17.1 Payments. Borrower shall fail to make when due, any payment or mandatory prepayment of principal or interest, any Loan Costs, fees or any other payment Obligations.
          17.2 Covenant Defaults. Borrower shall fail to perform or observe any nonpayment Obligations or any other covenants, agreements or warranties contained in this Agreement or in any of the Loan Documents (not listed as an Event of Default under another subsection of Section 17), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) written notice from Lender to Borrower of the existence of such failure, or (b) any officer, principal or member of Borrower, Guarantor or TAC has actual knowledge of such failure, provided that (i) in the event such failure (A) is incapable of remedy, (B) consists of a default of any obligations to pay principal, interest, Loan Costs, fees or other payment Obligations, or (C) was knowingly caused or permitted by Borrower, then Borrower shall not be entitled to any notice or cure period and (ii) in the event that Borrower is entitled to cure such failure within such thirty (30) day period, but due to the nature of such failure, the cure cannot be completed within the thirty (30) day period notwithstanding Borrower’s diligent efforts to do so, then Borrower shall have an additional thirty (30) days to complete such cure (for a total of sixty (60) days), provided that Borrower is diligently seeking to cure such default within the additional thirty (30) day period.

          17.3 Warranties or Representations. Any representation or other statement made by or on behalf of any Material Party in this Agreement, in any of the Loan Documents or in any instrument furnished in compliance with or in reference to the Loan Documents, is or proves to be false, misleading or incorrect in any material respect as of the date made or reaffirmed.
          17.4 Enforceability of Liens. Any Lien granted by Borrower to Lender in connection with the Obligations is or becomes invalid or unenforceable or is not, or ceases to be, a perfected first priority Lien in favor of Lender encumbering the asset to which it is intended to encumber.
          17.5 Involuntary Proceedings. A case is commenced or a petition is filed against any Material Party under any Debtor Relief Law, a receiver, liquidator or trustee of any Material Party or of any material asset of any Material Party is appointed by court order and such order remains in effect for more than sixty (60) days; or if any material asset of any Material Party is sequestered by court order and such order remains in effect for more than sixty (60) days.
          17.6 Proceedings. Any Material Party voluntarily seeks, consents to or acquiesces in the benefit of any provision of any Debtor Relief Law, whether now or hereafter in effect, consents to the filing of any petition against it under such law, makes an assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, or consents or suffers to the appointment of a receiver, trustee, liquidator or conservator for a Material Party or any part of its assets.
          17.7 Attachment; Judgment; Tax Liens. The issuance, filing, levy or seizure against the Inventory Collateral, of one or more attachments, injunctions, executions, tax Liens or judgments for the payment of money cumulatively in excess of $100,000 in the aggregate, or the filing of any mechanics’ or materialmen’s Lien against the Inventory Collateral or any asset of Borrower or claim of Lien which is not discharged in full, bonded or stayed within sixty (60) days after Borrower learns of such issuance or filing.
          17.8 Failure to Deliver Payments and Removal of Inventory Collateral. If Borrower (i) fails to deliver payments made under the Inventory Collateral directly to Lender in accordance with the terms and provisions of this Agreement and the other Loan Documents, or (ii) inadvertently removes, transfers, conveys or permits any of the Inventory Collateral to be removed, transferred or conveyed, and such failure is not cured within fifteen (15) days.
          17.9 Documents. Any of the Material Project Agreements shall be terminated, amended or modified or restated in any material respect, without Lender’s prior written consent which action could reasonably be expected to have a Material Adverse Effect on the Inventory Collateral.
          17.10 Reserved.

          17.11 Material Adverse Change. Any material adverse change, as determined by Lender in good faith, in the financial condition, business or operations of Borrower, Guarantor or TAC or in the condition of the Inventory Collateral or the Borrower Project, the effect of which is to render uncertain Borrower’s, Guarantor’s or TAC’s ability to materially perform its obligations under the Loan Documents.
          17.12 One-to-One Ratio. Any violation of the One-to-One Ratio.
          17.13 Merger or Dissolution. Any merger, dissolution, consolidation, reorganization, liquidation or restructure of any Material Party except to the extent permitted under Section 12.2(b) hereof.
          17.14 Default by Borrower or Guarantor Under Other Agreements. Any default by Borrower or Guarantor (i) in the payment of any indebtedness in connection with the Inventory Loan; (ii) in the Material Project Agreements; (iii) in the payment or performance of other indebtedness for borrowed money or obligations in excess of $100,000; or any acceleration of obligations owed by TAC to any lender which default is not cured (return to compliance with existing loan documents) within ten (10) days after the acceleration occurs.
          17.15 Reserved.
          17.16 Loss of License. The suspension, loss, revocation or failure to renew or file for renewal of any License now held or hereafter acquired by a Material Party with respect to the marketing, sale or operation of the Inventory Collateral or Borrower’s business in the same manner as it is being conducted which is not cured in thirty (30) days after issuance; provided, however, if the suspension, loss, revocation or failure to renew or pay is incapable of cure within thirty (30) days and Borrower shall be diligently pursuing a cure, such thirty (30) day period shall be extended by a period not to exceed thirty (30) additional days.
          17.17 Suspension of Sales. The issuance of any stay order, cease and desist order, Injunction, temporary restraining order or similar judicial or nonjudicial sanction limiting or otherwise materially and adversely affecting any sales activities related to Timeshare Interests, other business operations in respect of the Inventory Collateral, or the enforcement of Lender’s remedies and such order or other court sanction is not terminated or dissolved within thirty (30) days after issuance; provided, however, if the termination or dissolution is incapable of cure within thirty (30) days and Borrower shall be diligently pursuing a cure, such thirty (30) day period shall be extended by a period not to exceed thirty (30) additional days.
          17.18 Reserved.
          17.19 Breach of Other Agreements. Any violation or breach of any agreement, covenant or restriction affecting title to the Inventory Collateral.
          17.20 Fraud. Any Material Party takes or is in the process of taking any action which Lender in good faith believes is intended to: (a) defraud any creditor,

including Lender, (b) convert any portion of the Inventory Collateral; or (c) violate or circumvent in any material manner any applicable Legal Requirements affecting the Inventory Collateral.
          17.21 Reserved.
          17.22 Insolvency. Borrower becomes insolvent because the amount of Borrower’s liabilities to any Person exceeds the amount of Borrower’s assets or otherwise generally unable to pay its debts as and when they become due or payable.
          17.23 Reserved.
          17.24 Change of Control .. If any Change of Control shall have occurred.
          17.25 Financial Condition. A material adverse change in the financial condition of Borrower, Guarantor, or any of the DRC Affiliates has occurred as determined by Lender in its reasonable, good faith discretion.
          17.26 Cessation of Sales or Business. Any cessation without Lender’s prior written consent of (i) marketing or sales of the Inventory Collateral at the Sales Center, or (ii) a material part of Borrower’s business shall occur (including, without limitation, operation of the Inventory Collateral) and if such marketing, sales or business shall not be resumed within thirty (30) days after such cessation, unless the cessation is due to a force majeure event.
          17.27 Observance of Loan Documents. Any default by Borrower in the due observance of any term, covenant or condition in any Loan Document or the revocation or attempted revocation or repudiation thereof, in whole or in part by Borrower.
          17.28 Change in Marketing Agent, Manager or Servicer. Any change in the entity that is the Marketing Agent, the Manager or the Servicer, without the prior written consent of Lender.
     18. Termination of Obligation to Advance/Remedies.
          18.1 Termination of Obligation to Advance. Should an Event of Default occur, Lender may, with or without proceeding with any sale or foreclosure or demanding payment or performance of the Obligations, without notice, terminate Lender’s further performance under this Agreement or any other agreement or agreements between Lender and Borrower, including, without limitation, any commitment of Lender to lend under this Agreement in its entirety, or any portion of any such commitment, to the extent Lender shall deem appropriate, without further liability or obligation by Lender. Such termination shall not absolve, release or otherwise affect the liability or obligations of Borrower or the Liens, rights, powers and other remedies of Lender. If Lender’s obligation to make Advances under the Inventory Loan is terminated, then Borrower’s obligation to purchase Defaulted Inventory hereunder shall also be terminated.

          18.2 Remedies Upon Default. Should an Event of Default occur, Lender, at its sole option, may take anyone or more of the actions described in this Section 18, all without notice to Borrower or Guarantor:
          (a) Acceleration. Without demand or notice of any nature whatsoever, declare the Obligations, or any part thereof, immediately due and payable, whereupon the same shall be due and payable, provided that, if an Event of Default occurs under Sections 17.5 or 17.6, all Obligations shall become immediately due and payable without further action.
          (b) Termination of Lender’s Performance. Terminate a commitment, if any, of Lender to lend under this Agreement, the Loan Documents in their entirety, or any portion of any such commitment, and/or terminate Lender’s further performance under this Agreement, the Loan Documents in their entirety, without further liability or obligation to Borrower, to the extent Lender shall deem appropriate, all without notice to Borrower.
          (c) Judgment. Reduce Lender’s claim to judgment, foreclose or otherwise enforce Lender’s Lien against all or any part of the Inventory Collateral by any available judicial or other procedure under law. Lender’s right to sue and recover a judgment either before, after or during the pendency of any proceeding for the enforcement of any Lien in favor of Lender, and the right of Lender to recover such judgment shall not be affected by any taking, possession or foreclosure sale hereunder or by the exercise of any other right, power or remedy for the enforcement of the terms of any Lien in favor of Lender, or the foreclosure of the Lien thereof.
          (d) Foreclosure. Whether or not Lender takes possession of the property encumbered by the Lender’s Mortgage, Lender may proceed to foreclose Lender’s Mortgage and to sell the property encumbered by Lender’s Mortgage in its entirety or in separate parcels, under the judgment or decree of a court or courts of competent jurisdiction and to pursue any other remedy available to it, all as Lender shall deem appropriate. Upon commencement of suit or foreclosure of Lender’s Mortgage, all Obligations, if not previously accelerated and declared due, shall be immediately due and payable. Upon any foreclosure sale pursuant to judicial proceedings, Lender may bid for and purchase all or any portion of the property encumbered by Lender’s Mortgage and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such property.
     In case of a foreclosure sale under Lender’s Mortgage and of the application of the proceeds of sale to the payment of the Obligations, Lender shall be entitled to enforce payment of and to receive all Obligations then remaining due and unpaid, and Lender shall be entitled to recover judgment for any portion of the Obligations remaining unpaid, with interest.
     Borrower agrees, to the full extent that it may lawfully so agree, that no recovery of any such judgment by Lender and no attachment or levy of any execution upon any such judgment, upon any of the Inventory Collateral or upon any other property shall in any manner or to any extent affect the Lien of Lender’s Mortgage or any part thereof or any Lien, rights, powers or remedies of Lender hereunder, and such Lien, rights, powers and remedies shall continue unimpaired.
          (e) Lender’s Right to Take Possession, Operate and Apply Income.
               (i) Upon Lender’s demand, Borrower shall forthwith surrender to Lender the actual possession of the property encumbered by the Lender’s Mortgage and, to the extent permitted by law, Lender may enter and take possession of all or any portion of the property encumbered by the Lender’s Mortgage and may exclude Borrower and its agents and employees wholly therefrom and may have joint access with Borrower to Borrower’s books, papers and accounts. If Borrower fails to surrender or deliver all or any portion of the property encumbered by the Lender’s Mortgage to Lender upon demand, Lender may obtain a judgment or decree conferring on Lender the right to immediate possession or requiring Borrower to deliver immediate possession of all or part of the property encumbered by the Lender’s Mortgage to Lender, and Borrower hereby specifically consents to the entry of such a judgment or decree.
               (ii) Upon every such entering upon or taking of possession, Lender may hold, store, use, operate, manage and control the property encumbered by the Lender’s Mortgage and conduct Borrower’s business thereon and, from time to time do any of the following things as Lender may from time to time deem necessary, appropriate or desirable:
                    (A) make all maintenance, repairs, renewals, replacements, additions and improvements necessary and proper to the property encumbered by the Lender’s Mortgage and purchase or otherwise acquire additional fixtures, personalty and other property;
                    (B) insure, manage and operate the property encumbered by the Lender’s Mortgage and exercise all of the rights and powers of Borrower (in Lender’s name or otherwise) with respect to the insurance, management and operation of the property encumbered by the Lender’s Mortgage;
                    (C) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to Lender; and
                    (D) perform or cause to be performed any and all work and labor necessary to maintain the property encumbered by the Lender’s Mortgage.
               (iii) Lender may collect and receive all the income, revenues, rents, issues and profits of the property encumbered by the Lender’s Mortgage, including those past due as well as those accruing thereafter. Lender shall apply such sums received by Lender, to the Obligations, in such order as Lender may elect, after deducting therefrom: (A) all expenses of taking, holding, managing and operating the property encumbered by the Lender’s Mortgage (including compensation for the services of all Persons employed for such purposes); (B) the cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions; Lender may determine to pay; (C) the cost of insurance; (D) such taxes, assessments and other charges, as Lender may determine to pay; (E) other proper charges upon the property encumbered by the Lender’s Mortgage or any part thereof; and (F) the compensation, expenses and disbursements of the attorneys and agents of Lender, including attorneys’ fees and costs for any appeal.
               (iv) If an Event of Default giving rise to pursuit of the foregoing remedy shall have been cured, Lender shall surrender possession of the property encumbered by the Lender’s Mortgage to Borrower, its successors or assigns; provided however, that Lender’s right to take possession and to pursue any other remedies hereunder or under any of the Loan Documents shall exist if any subsequent Event of Default shall occur and further provided that such surrender shall not have the effect of releasing Lender’s lien on the property so surrendered.
          (f) Sale of Inventory Collateral. After notification, if any, provided for in Section 18.3, sell or otherwise dispose of, at the office of Lender, or elsewhere, as chosen by Lender, all or any part of the Inventory Collateral, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Inventory Collateral shall not exhaust Lender’s power of sale, but sales may be made from time to time until all of the Inventory Collateral has been sold or until the Obligations, have been paid in full and fully performed), and at any such sale it shall not be necessary to exhibit the Inventory Collateral. Borrower hereby acknowledges and agrees that a private sale or sales of the Inventory Collateral, after notification as provided for in Section 18.3, shall constitute a commercially reasonable disposition of the Inventory Collateral sold at any such sale or sales, and otherwise, commercially reasonable action on the part of Lender.
          (g) Retention of Collateral/Purchase of Inventory Collateral. At its discretion, retain such portion of the Inventory Collateral as shall aggregate in value to an amount equal to all or part of the outstanding Obligations, in full or partial satisfaction of the Obligations, whenever the circumstances are such that Lender is entitled and elects to do so under applicable law. Lender may also buy the Inventory Collateral or any part thereof at any public or private sale.
          (h) Receiver. As a matter of strict right and without regard to the value or occupancy of the Inventory Collateral, apply by appropriate procedures for the appointment of a receiver who will enter upon and take possession of the Borrower Project, collect the rents and profits therefrom and apply the same as the court may direct. The receiver shall have all the rights and powers permitted under the laws of the state in which the Inventory Collateral is located. All costs and expenses (including receiver’s fees, attorney’s fees and costs, including attorneys’ fees and costs incurred as a result of any appeal, and agents compensation) incurred in connection with the appointment of a receiver shall be secured by the Inventory Collateral. The right to enter and take possession of the Inventory Collateral, to manage and operate the same and to collect the rents, issues and profits thereof (whether by a receiver or otherwise) shall be cumulative to any other right or remedy hereunder or afforded by law and may be exercised by Lender concurrently therewith or independently thereof. Lender shall be liable to account only for such rents, issues and profit actually received by Lender. Notwithstanding the appointment of any receiver, trustee or other custodian, Lender shall be entitled, as pledgee, to the possession or control of any cash or other instruments, at the time held by or payable or deliverable under the terms of this Agreement or any other Loan Document to Lender. Borrower hereby consents to any such appointment. Lender may also apply by appropriate judicial proceedings for appointment of a receiver for the Inventory Collateral, or any part thereof, and Borrower hereby consents to any such appointment.
          (i) Exercise of Uniform Commercial Code and Other Rights. Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code and other legal and equitable rights to which it may be entitled, and may exercise any and all other rights or remedies afforded by the Loan Documents as Lender shall deem appropriate, at law, in equity or otherwise, including, but not limited to, the right to bring suit or other proceeding, either for specific performance of any covenant or condition contained in the Loan Documents or in aid of the exercise of any right or remedy granted to Lender in the Loan Documents. Lender shall also have the right to require Borrower to assemble any of the Inventory Collateral not in Lender’s possession, at Borrower’s expense, and make it available to Lender at a place to be determined by Lender which is reasonably convenient to both parties, and Lender shall have the right to take immediate possession of all of the Inventory Collateral, and may enter the Borrower Project or any of the premises of Borrower or wherever the Inventory Collateral shall be located, with or without process of law wherever the Inventory Collateral may be, and, to the extent such premises are not the property of Lender, to keep and store the same on said premises until sold (and if said premises shall be the property of Borrower, Borrower agrees not to charge Lender for use and occupancy, rent, or storage of the Inventory Collateral).
          (j) Exercise of Rights Under the Collateral Assignments. Exercise any and all rights and remedies granted to Lender under the Collateral Assignments.
          (k) Power of Attorney. Exercise Lender’s rights under powers of attorney granted to it including the power of attorney referenced in Section 19.9 below.
          18.3 Sale of Inventory Collateral. Reasonable notification of time and place of any public sale of the Inventory Collateral or reasonable notification of the time after which any private sale or other intended disposition of the Inventory Collateral is to be made shall be sent to Borrower and to any other person entitled under the Uniform Commercial Code to notice; provided, however, that if the Inventory Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender may sell or otherwise dispose of the Inventory Collateral without notification, advertisement or other notice of any kind. It is agreed that notice sent not less than ten (10) calendar days prior to the taking of the action to which such notice relates is reasonable notification and notice for the purposes of this Section 18.3. Lender shall have the right to bid at any public or private sale on its own behalf. Out of money arising from any such sale, Lender shall retain an amount equal to all costs and charges, including attorneys’ fees for advice, counsel or other legal services or for pursuing, reclaiming, seeking to reclaim, taking, keeping, removing, storing and advertising such Inventory Collateral for sale, selling same and any and all other charges and expenses in connection therewith and in satisfying any prior Liens thereon. Any balance shall be applied to the Obligations, and in the event of deficiency, Borrower shall remain liable to Lender. In the event of any surplus, such surplus shall be paid to Borrower or to such other Persons as may be legally entitled to such surplus.
     In connection with the disposition of any Inventory Collateral by or on behalf of Lender, Borrower agrees that Lender may disclaim any warranties and dispose of such Inventory Collateral without any warranties whatsoever and that Lender shall not be deemed to have acted in a commercially unreasonable manner as a result thereof. If Lender sells any of the Inventory Collateral upon credit, Borrower shall only be credited with payments actually received by Lender with respect to such sale. If the buyer at such sale fails to pay in full for any of the Inventory Collateral, Lender may resell such Inventory Collateral. Lender is hereby granted a license and right to use, after an Event of Default and without charge, all of the Borrower’s labels, general intangibles, intellectual property, equipment, trade secrets, tradenames, trademarks, service marks, and advertising materials for selling and advertising for sale of any of the Inventory Collateral together with all Borrower’s rights under all Licenses, to the extent assignable.
          18.4 Application of Proceeds. All proceeds from any sale or realization upon any of the Inventory Collateral after an Event of Default shall be applied or paid over as follows: (a) first, to the payment of all costs and expenses incurred in connection with such sale or realization, (b) second, to payment of the Obligations in such order as Lender may elect in its sole discretion with Borrower and Guarantor remaining liable for any deficiency, and (c) third, the balance (if any), subject to any duty or requirement of any applicable Legal Requirements, to whomsoever is legally entitled thereto.
          18.5 Delegation of Duties and Rights. Lender may execute any of its duties and/or exercise any of its rights or remedies under the Loan Documents by or through its officers, directors, employees, attorneys, agents or other representatives.
          18.6 Lender Not in Control. None of the covenants or other provisions contained in this Agreement or in any Loan Document shall give Lender the right or power to exercise control over the affairs and/or management of Borrower.
          18.7 Rights of Lender Regarding Inventory Collateral. In addition to all other rights possessed by Lender, Lender, at its option, may from time to time after there shall have occurred an Event of Default, and so long as such Event of Default remains uncured, at its sole discretion, take the following actions:
          (a) Transfer all or any part of the Inventory Collateral into the name of Lender or its nominee;

          (b) Take control of any proceeds of any of the Inventory Collateral;
          (c) Extend or renew the Inventory Loan and grant releases, compromises or indulgences with respect to the Obligations, any portion thereof, any extension or renewal thereof, or any security therefor, to any obligor hereunder or thereunder; and
          (d) Exchange certificates or instruments representing or evidencing the Inventory Collateral for certificates or instruments of smaller or larger denominations for any purpose consistent with the terms of this Agreement.
          18.8 Waivers.
          (a) Borrower irrevocably waives: (i) all notices of Default and Events of Default except to the extent expressly required in this Agreement; (ii) all procedural errors, defects and imperfections in any legal proceedings under the Loan Documents or in connection with any of the transactions contemplated thereunder; (iii) demand; presentment and protest; notice of demand, presentment, protest, acceleration and non-payment; and (iv) the benefit of any valuation, appraisal or exemption laws.
          (b) If Lender: (i) grants any forbearance or an extension of time for the payment of any sums secured by the Inventory Collateral; (ii) takes other, additional or substitute Inventory Collateral or security for the Obligations; (iii) waives or does not exercise any right granted in this Agreement or any Loan Documents; (iv) alters, substitutes or releases any part of the Inventory Collateral from the Lien in favor of Lender or otherwise changes any of the terms of this Agreement or any Loan Documents; (v) releases any Person liable for the payment of any part of the Obligations, (vi) extends the time for payment or otherwise alters the payment terms of the Obligations, (vii) consents to the filing of any map, plat or replat of the Property; (viii) consents to the granting of any easement on the Property; or (ix) makes or consents to any agreement subordinating Lender’s Lien against any of the Inventory Collateral, any such act or omission by Lender shall not release, discharge, modify, change or affect Borrower’s original liability under this Agreement or any of the Loan Documents or otherwise, or the original liability of any maker, general partner, co-signer, endorser, surety or guarantor nor shall any such act or omission preclude Lender from exercising any right, power or privilege granted in this Agreement or any Loan Document in the event of any other concurrent or subsequent default, nor (except as otherwise expressly provided in an instrument or instruments executed by Lender) shall Lender’s Lien against any of the Inventory Collateral be altered thereby.
          (c) Upon the sale or transfer by operation of law or otherwise of all or any part of the Inventory Collateral, Lender, without further notice, is authorized and empowered to deal with any such transferee as fully and to the same extent as it might deal with Borrower, without in any way waiving, releasing or discharging any of Borrower’s liabilities or obligations hereunder.

          (d) No failure or delay on the part of Lender in exercising any right, remedy or power under this Agreement or any other Loan Document or in giving or insisting upon strict performance by any Material Party or in giving notice hereunder shall operate as a waiver of the same or any other power or right, and no single or partial exercise of any such power or right shall preclude any other or further exercise thereof or the exercise of any other such power or right. Lender, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance of any and all of the terms and provisions of this Agreement or any other Loan Document to be performed by Borrower or any Material Party. The collection and application of proceeds, the taking possession of the Inventory Collateral, and the exercise of the rights of Lender contained in the Loan Documents and this Agreement shall not cure or waive any default, or affect any notice of default, or invalidate any acts done pursuant to such notice. No waiver by Lender of any breach or default of or by any party hereunder shall be deemed to alter or affect Lender’s rights hereunder with respect to any prior or subsequent Default or Event of Default.
          (e) BORROWER HEREBY WAIVES ALL NOTICES (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREUNDER) WITH RESPECT TO ANY LOSSES, DAMAGES, LIABILITIES, SUITS, COSTS AND EXPENSES, AND ALL OTHER DEMANDS WHATSOEVER HEREBY INDEMNIFIED, AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, WHETHER OR NOT REFERRED TO ABOVE, WHICH MIGHT OTHERWISE CONSTITUTE LEGAL OR EQUITABLE DISCHARGES OF ITS OBLIGATIONS HEREUNDER.
          (f) IF A COURT OF COMPETENT JURISDICTION SHOULD DETERMINE THAT BORROWER IS ENTITLED TO RECOVER DAMAGES FROM LENDER FOR ANY REASON OR UPON ANY CAUSE, CLAIM OR COUNTERCLAIM, IN CONNECTION WITH THE INVENTORY LOAN OR THE TRANSACTIONS PROVIDED FOR OR CONTEMPLATED PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, BORROWER STIPULATES AND AGREES THAT ANY SUCH DAMAGES SHALL NOT INCLUDE CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES. IN THE EVENT THE FOREGOING PROVISION IS NOT ENFORCED BY THE COURTS, THEN BORROWER AGREES THAT BORROWER’S SOLE REMEDY FOR ANY CAUSE, CLAIM OR COUNTERCLAIM WILL BE TO RECOVER DAMAGES IN AN AMOUNT EQUAL TO ITS REASONABLE OUT OF POCKET EXPENSES IN CONNECTION WITH THE INVENTORY LOAN AND SHALL NOT INCLUDE PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES.
          18.9 Cumulative Rights. All rights and remedies available to Lender under the Loan Documents shall be cumulative of and in addition to all other rights and remedies granted to Lender under any of the Loan Documents, at law or in equity, whether or not the Inventory Loan is due and payable and whether or not Lender shall have instituted any suit for collection or other action in connection with the Loan Documents.

          18.10 Diminution in Value of Collateral. Lender shall not have any liability or responsibility whatsoever for any diminution or loss in value of any of the Inventory Collateral, specifically including that which may arise from Lender’s negligence or inadvertence, whether such negligence or inadvertence is the sole or concurring cause of any damage.
          18.11 Discontinuance of Proceedings. If Lender proceeds to enforce any right or remedy under the Loan Documents by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then Borrower and Lender shall be restored to their former positions and rights hereunder and all rights, powers and remedies of Lender shall continue as if no such proceeding occurred.
          18.12 Indemnification of Lender Parties. In addition to (and not in lieu of) any other provisions of any Loan Document providing for indemnification in favor of Lender, Borrower agrees to defend, indemnify and hold harmless the Indemnified Lender Parties, from and against, and promptly pay on demand or reimburse each of them with respect to, any and all liabilities, claims, demands, losses, damages, costs and expenses (including without limitation, reasonable attorneys’ and paralegals’ fees and costs), actions or causes of action of any and every kind or nature whatsoever asserted against or incurred by any of them by reason of or arising out of or in any way related or attributable to: (a) any failure or alleged failure of Borrower to perform any of its covenants or obligations with respect to the Borrower Project or to the Purchasers of any of the Inventory Collateral or any incorrectness or inaccuracy of any representation or warranties to any Purchaser; (b) the construction, development or operation of the Borrower Project; (c) the debtor-creditor relationships between Borrower on the one hand, and the Purchasers or Lender or its participants, as the case may be, on the other; (d) the sale of Timeshare Interests; (e) Borrower’s performance under or related to this Agreement, the Loan Documents or the Inventory Collateral; (f) the transactions contemplated under any of the Loan Documents or any of the Material Project Agreements, including without limitation, those in any way relating to or arising out of the violation of any applicable Legal Requirements; (g) any breach of any covenant or agreement or the incorrectness or inaccuracy of any representation and warranty contained in this Agreement or any of the Loan Documents (including without limitation any certification delivered to Lender); and (h) any and all Taxes, and any and all fees or charges to be paid by Borrower including, without limitation under the Timeshare Act, which may at any time arise or become due prior to the payment, performance and discharge in full of the Obligations; Such indemnification shall not give Borrower any right to participate in the selection of counsel for Lender or the conduct or settlement of any dispute or proceeding for which indemnification may be claimed.
     The obligations of Borrower to indemnify, protect, defend and hold Lender harmless as provided in this Agreement are absolute, unconditional, present and continuing, and shall not be dependent upon or affected by the genuineness, validity, regularity or enforceability of any claim, demand or suit from which Lender is indemnified, except to the extent any such assessments, claims, demands, causes of action, losses, damages, liabilities, suits, costs and expenses arise as a result of the gross negligence or willful misconduct of Lender. The indemnity provisions in this Section 18.12 shall survive for one hundred and eighty (180) days after the satisfaction of the Obligations and termination of this Agreement, and remain binding and enforceable against Borrower, together with its successors and assigns, for such one hundred and eighty (180) day period.
     19. Certain Rights of Lender
          19.1 Suits to Protect the Inventory Collateral. Lender shall have power at any time and from time to time, to: (a) institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Inventory Collateral by any acts which may be unlawful or which violate this Agreement or any of the Loan Documents; (b) preserve or protect the Inventory Collateral; and (c) restrain the enforcement of or compliance with any Legal Requirements that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair Lender’s security.
          19.2 Protection of Inventory Collateral. Lender shall have the power at any time and from time to time to take such actions as Lender deems necessary or appropriate to protect Lender’s Liens in and to preserve the Inventory Collateral, and to establish, maintain and protect the enforceability of Lender’s rights with respect thereto, all at the expense of Borrower. Borrower agrees to cooperate fully with all of Lender’s efforts to preserve the Inventory Collateral and Lender’s Liens and rights and will take such actions to preserve the Inventory Collateral and Lender’s Liens and rights as Lender may direct, including, without limitation, by promptly paying upon Lender’s demand therefor, all Taxes that may be or may become due in respect of any of the Inventory Collateral.
          19.3 Performance by Lender. If Borrower fails to perform any covenant or agreement contained herein or in any Loan Document, Lender may itself perform, or cause the performance of, such covenant or agreement, and the sums expended by Lender and the expenses of Lender incurred in connection therewith shall be payable by Borrower and be included as part of the Obligations. In no event, however, shall Lender have any obligation or duties whatsoever to perform any covenant or agreement of Borrower contained herein or in any of the Loan Documents, Material Project Agreements, and any such performance by Lender shall be wholly discretionary with Lender. The performance by Lender, of any agreement or covenant of Borrower on any occasion shall not give rise to any duty on the part of Lender to perform any such agreements or covenants on any other occasion or at any time. In addition, Borrower acknowledges that Lender shall not at any time or under any circumstances whatsoever have any duty to Borrower or to any third party to exercise any of Lender’s rights or remedies hereunder.
          19.4 No Liability of Lender. Neither the acceptance of this Agreement by Lender, nor the exercise of any rights hereunder by Lender, shall be construed in any way as an assumption by Lender of any obligations, responsibilities or duties of Borrower arising in connection with the Inventory Collateral, under the Timeshare Act, or under any of the Material Project Agreements, or in connection with any other business of Borrower or any Material Party, or the Inventory Collateral, or otherwise bind Lender to the performance of any obligations with respect to the Borrower Project or the Inventory Collateral; it being expressly understood that Lender shall not be obligated to perform, observe or discharge any obligation, responsibility, duty, or liability of Borrower or any Material Party with respect to any of the Inventory Collateral, under the Timeshare Act or under any of the Material Project Agreements, including, but not limited to, appearing in or defending any action, expending any money or incurring any expense in connection therewith. Without limitation of the foregoing, neither this Agreement, any action or actions on the part of Lender taken hereunder, shall constitute an assumption by Lender of any obligations of Borrower with respect to the Inventory Collateral, or any documents or instruments executed in connection therewith, and Borrower shall continue to be liable for all of its obligations thereunder or with respect thereto.
          19.5 Right to Defend Action Affecting Security. Lender may, at Borrower’s expense, appear in and defend any action or proceeding at law or in equity which Lender in good faith believes may affect the value of the Inventory Collateral, the Project, the Liens granted under this Agreement, including without limitation the Liens of Lender’s Mortgage or Lender’s rights under any of the Loan Documents. Lender may engage counsel of its own choice in any such action or proceeding without the consent of Borrower and Borrower shall pay all reasonable fees and expenses of such counsel.
          19.6 Indemnities, Loan Costs and Expenses. All indemnities, Loan Costs and other expenses payable by Borrower under any provision of this Agreement shall be part of the Obligations of Borrower and shall be paid by Borrower to Lender, upon demand, and shall bear interest at the Default Rate for the Inventory Loan from the date of demand until repaid by Borrower.
          19.7 Lender’s Right of Set-Off. Lender shall have the right to set-off any Inventory Collateral against any Obligations then due and unpaid by Borrower.
          19.8 Assignment of Lender’s Interest. Subject to the provisions of Section 20.18 below, Lender shall have the right to assign, participate or transfer all or any part of the Inventory Loan and all or any part of its rights in or pursuant to this Agreement or any of the Loan Documents including, without limitation, to an affiliate of Lender or as part of a securitization or conduit financing. All assignees, participants and transferees shall be entitled to the benefits of this Agreement and the Loan Documents. The consent of Borrower shall not be required for any such assignment, participation or transfer and failure to give notice of any assignment, participation or transfer shall not affect the validity or enforceability of this Agreement, any Loan Document, or subject Lender to any liability. Borrower consents to the dissemination of information regarding the Obligations, the Inventory Loan, Borrower, Borrower’s business, and all matters related hereto in connection with any assignment, participation or sale.

          19.9 Lender’s Appointment as Attorney-in-Fact.
          (a) Borrower does hereby irrevocably constitute and appoint Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower, or in its own name to do the following from and after the occurrence and continuance of an Event of Default from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Loan Agreement or the Loan Documents, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, Borrower hereby gives the Lender the power and right, on behalf of Borrower, in Lender’s name or in Borrower’s name, and at Borrower’s expense to do the following from and after the occurrence and continuance of an Event of Default:
               (i) in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, other Inventory Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due with respect to any other Inventory Collateral whenever payable;
               (ii) to pay or discharge Taxes and Liens levied or placed on or threatened against the Inventory Collateral or the Borrower Project;
               (iii) (A) to direct any party liable for any payment under any Inventory Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Inventory Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Inventory Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Inventory Collateral or any part thereof and to enforce any other right in respect of any Inventory Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Inventory Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (D) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Inventory Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and Borrower’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Inventory Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrower might do;

               (iv) to demand and receive from time to time any and all property, rights, titles, interests, and liens hereby sold, assigned and transferred, or intended so to be, and give receipts for same;
               (v) to collect all rent, revenues, and income, pursuant to Lender’s Mortgage; and
               (vi) generally to do all and any such acts and things in relation to the Inventory Collateral as Lender shall in good faith deem advisable.
     Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
          (b) Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with the sale provided for herein, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Inventory Collateral.
          (c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Inventory Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
     20. Miscellaneous.
          20.1 Notices. Except as otherwise specifically set forth in this Agreement or any other Loan Document, all notices, requests and other communications to either party hereunder shall be in writing and shall be given to such party at its address set forth below or at such other address as such party may hereafter specify for the purpose of notice to Lender or Borrower. Each such notice, request or other communication shall be effective: (a) if given by mail, when such notice is deposited in the United States Mail with first class postage prepaid, addressed as aforesaid, provided that such mailing is by registered or certified mail, return receipt requested; (b) if given by overnight delivery, when deposited with a nationally recognized overnight delivery service such as Federal Express with all fees and charges prepaid, addressed as provided below; or (c) if given by any other means, when delivered at the address specified in this Section 20.1.

If to Borrower:	Mystic Dunes Myrtle Beach, LLC 10615 Park Run Drive Las Vegas, Nevada 89144 Attention: General Counsel

If to Guarantor:	Mystic Dunes, LLC 10615 Park Run Drive Las Vegas, Nevada 89144 Attention: General Counsel

With a Copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attention: Ann Marie Sink Facsimile: 312-902-1061

If to Lender:	Textron Financial Corporation 45 Glastonbury Boulevard Glastonbury, CT 06033 Attn: Kyle Shonak Facsimile: 860-659-6300

With a Copy to:	Textron Financial Corporation 45 Glastonbury Boulevard Glastonbury, CT 06033 Attn: Division President Facsimile: 860-659-6300

With a Copy to:	Textron Financial Corporation 40 Westminster Street Providence, Rhode Island 02903 Attn: Legal Department Facsimile: 401-621-5040
     Notwithstanding the foregoing, Requests for Advances and documents collateral thereto may be delivered by Borrower to Lender by e-mail or fax in accordance with Lender’s instructions from time to time.
          20.2 Survival; Continuation and Reliance. All representations, warranties, covenants and agreements made by Borrower and Guarantor herein, in any other Loan Documents or in any other agreement, document, instrument or certificate delivered by or on behalf of Borrower or Guarantor under or pursuant to the Loan Documents shall be considered to have been relied upon by Lender and shall survive the delivery to Lender of such Loan Document (and each part thereof), regardless of any investigation made by or on behalf of Lender. The warranties and representations contained herein shall be and remain true and correct so long as any of the Obligations have not been satisfied, or so long as part of the Obligations shall remain outstanding, and each request by Borrower for an Advance shall constitute an affirmation that the foregoing representations and warranties remain true and correct as of the date thereof.

All indemnities made by Borrower are in favor of Lender shall survive payment of all Obligations and termination of this Agreement as set forth in Section 18.12 above.
           20.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS MAY BE EXPRESSLY PROVIDED THEREIN TO THE CONTRARY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, EXCLUSIVE OF ITS CHOICE OF LAWS PRINCIPLES. BORROWER CONSENTS TO PERSONAL JURISDICTION BEFORE THE SUPERIOR COURT IN AND FOR PROVIDENCE COUNTY, RHODE ISLAND AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF RHODE ISLAND. BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO VENUE IN PROVIDENCE COUNTY, RHODE ISLAND OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OBLIGATIONS CREATED HEREUNDER OR ANY OF THE LOAN DOCUMENTS AND FURTHER WAIVES ANY CLAIM THAT PROVIDENCE COUNTY, RHODE ISLAND IS NOT A CONVENIENT FORUM FOR ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS ON BORROWER IN ANY ACTION ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO BORROWER AT THE ADDRESS LISTED FOR BORROWER IN SECTION 20.1.
          20.4 Invalid Provisions. If any provision of this Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof or thereof, and the remaining provisions hereof or thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement and/or the Loan Documents (as the case may be) a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
          20.5 Successors and Assigns; Third Party Beneficiaries. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided that Borrower may not transfer or assign any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of Lender. This Agreement and the transactions provided for or contemplated hereunder or under any of the Loan Documents are intended solely for the benefit of the parties hereto and any of Lender’s participants in the Obligations. No third party shall have any rights or derive any benefits under or with respect to this Agreement, or the other Loan Documents except for participants in the Obligations or as provided in advance in a writing signed on behalf of Lender. No Person other than Borrower, shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other Person, other than Borrower, under any circumstance, shall be deemed to be a beneficiary of such conditions, any and all of which Lender freely may waive in whole or in part at any time it, in its sole discretion.
          20.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were on the same instrument. This Agreement shall become effective upon Lender’s receipt of one or more counterparts hereof signed by Borrower and Lender. Any signature on any Loan Document or any document collateral thereto, delivered by Borrower or Guarantor by e-mail or telecopy transmission shall be deemed to be an original signature thereto. The parties hereto agree that any copy of this Agreement or any of the Loan Documents signed by any parties thereto and transmitted by e-mail, telecopy or otherwise for delivery to Lender, shall be admissible in evidence as the original itself in any judicial, bankruptcy or administrative proceeding, whether or not the original is in existence.
          20.7 Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower or Guarantor, and no term or provision of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor. Nothing herein contained shall be construed to create a partnership or joint venture between Borrower and Lender, and the parties hereby acknowledge that no such relationship exists between them.
          20.8 Total Agreement; Amendments. This Agreement, and the other Loan Documents, including the Exhibits and Schedules thereto, contain the entire agreement between the parties relating to the subject matter hereof, supersedes all prior agreements and understandings between the parties hereto whether written or oral relating to the subject matter hereof, cannot be contradicted, changed or terminated orally or by course of conduct. This Agreement may not be amended or modified, except by written instrument signed by Borrower and Lender. No provision of this Agreement shall be deemed to be waived by Lender, except for those waived in a writing signed by Lender.
          20.9 Consents, Approvals and Discretion. Whenever Lender’s consent or approval is required or permitted, or any documents or other items are required to be acceptable to Lender, such consent, approval or determination of acceptability must be in writing and shall be at the sole and absolute discretion of Lender and may be subject to such conditions as Lender may require at its sole and absolute discretion, unless otherwise expressly provided hereunder or under the other Loan Documents. Whenever any determination or act is at Lender’s discretion, such determination or act shall be at Lender’s sole and absolute discretion.
          20.10 Litigation. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, BORROWER, GUARANTOR AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND

IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND OR CLARIFY ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY; AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. BORROWER, GUARANTOR AND LENDER FURTHER WAIVE ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER, NOR LENDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER AND GUARANTOR ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO LENDER’S ACCEPTANCE OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     The waiver and stipulations of Borrower and Lender in this Section 20.10 shall survive the final payment or performance of all of the Obligations of Borrower and all other obligations secured by the Inventory Collateral and the resulting termination of this Agreement.
          20.11 Consent to Advertising and Publicity of Documents. Borrower agrees that Lender and its participants (with Lender’s prior written approval) may issue and disseminate to the public information describing the credit accommodation entered into pursuant to this Agreement, including the names and addresses of Borrower and any subsidiaries, the amount, maturity, collateral, and a general description of Borrower’s business.
          20.12 Use of Lender’s Name. Without the prior written consent of Lender, Borrower shall not, and shall not permit any Affiliate of any Borrower to use the name of Lender or the name of any affiliate of Lender in connection with its businesses or activities, except in connection with internal business matters and as required in dealings with governmental agencies or in disclosures required by governmental agencies.
          20.13 Control of a Material Party. Lender agrees that Borrower shall only be obligated to act on behalf of a Material Party or to cause a Material Party to take any action, refrain from taking any action or comply with any provision or covenant set forth in this Agreement or any other Loan Document at such time as such Material Party is an Affiliate of Borrower or Guarantor, or such Material Party is directly or indirectly under the control of Borrower or Guarantor.

          20.14 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.
          20.15 No Duty. All attorneys, accountants, appraisers, consultants, custodians and other professionals retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type of nature whatsoever to Borrower, Guarantor or any other Person.
          20.16 Reimbursement for Taxes. Borrower will promptly, upon written demand of Lender, reimburse Lender for any Taxes assessed against Lender by the state in which the Inventory Collateral is located or any subdivision thereof (with the exception of income taxes payable by Lender) which is on account of or measured by the interest income received by Lender or in any way imposed upon Lender in connection with the transactions contemplated hereunder, including, without limitation, any general intangible tax or documentary tax.
          20.17 Investigations and Inquiries. Borrower hereby authorizes Lender to conduct all such investigations and inquiries as to credit, operations, Borrower, any Affiliate of Borrower, the Borrower Project and the Inventory Collateral as shall be necessary or desirable, in Lender’s sole discretion, in connection with its monitoring of the Inventory Loan. By this authorization, individuals of whom Lender may make any such inquiry are empowered to cooperate with and supply all requested information and documentation to Lender.
          20.18 Sale of Participation Interests in Inventory Loan. Borrower acknowledges that Lender may seek to sell participation interests in the Inventory Loan to one or more participants and Borrower agrees to cooperate fully with Lender in facilitating such process and hereby consents to any dissemination of information and providing documentation in connection therewith. Borrower shall be required to transact business solely with Lender and shall not be required to deal with participants directly.
          20.19 No Third Party Beneficiaries. Lender’s inspection, review or approval of matters pertaining to the Borrower Project and Inventory Collateral has no purpose other than to determine investment quality from Lender’s point of view and is not done for the benefit of anyone other than Lender. Any “approval” by Lender or any of its agents with respect to any plan or specification or any resulting structure or improvement means only that Lender find the same unobjectionable for investment purposes, and no such approval or consent by Lender or authorization to proceed shall imply or be construed as any representation that any such plans or specifications are suitable for any particular purpose, or that the resulting structure or improvement or any materials incorporated therein are safe or suitable for any particular purpose or have any particular value or actually cost the amount reputedly paid therefor. Under no circumstances shall any Person whomsoever (other than the parties to this Agreement and their respective permitted successors and assigns) be deemed a beneficiary of the terms, conditions, covenants and agreements contained in this Agreement or any other Loan Documents.
          20.20 Non-Public Information; Confidentiality.
          (a) Lender acknowledges and agrees that it may receive material non-public information hereunder and under the other Loan Documents concerning the Borrower and its Affiliates and agrees to use such information in compliance with all applicable requirements of law (including United States Federal and state securities laws and regulation).
          (b) Lender agrees to use all reasonable efforts to maintain the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by Borrower or any of its Affiliate(s), as the case may be, as confidential, except that such information may be disclosed (i) with such Person’s consent, (ii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 20.20 or (B) available to Lender from a source (other than Borrower or any of its Affiliates) not known by them to be subject to disclosure restrictions, (iii) to the extent disclosure is required by applicable requirements of law or other legal process or requested or demanded by any governmental authority, and (iv) to current or prospective assignees or participants, in each case to the extent such assignees or participants agree to be bound by provisions substantially similar to the provisions of this Section 20.20.
          20.21 Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only; such Section headings are not a part of this Agreement and shall not be used in the interpretation of this Agreement.
          20.22 Borrower’s Knowledge. As used herein the term “to Borrower’s actual knowledge” or “to Borrower’s knowledge” is intended to mean to the actual knowledge of employees, officers, contractors or in-house attorneys of Borrower, Guarantor or of DRC or any subsidiaries or DRC Affiliates and its outside law firms and attorneys who have been involved with or undertaken due diligence in connection with the Bankruptcy Case or Plan.
          20.23 Gender. Words of any gender in this Agreement shall include each other gender where appropriate.
          20.24 Time of the Essence. Time is of the essence of all obligations and agreements of Borrower and Guarantor.
          20.25 Conflict. The provisions of this Agreement shall control in the event of any conflict among it, and any other Loan Document.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Borrower, Guarantor and Lender have caused this Agreement to be duly executed and delivered effective as of the date first above written.

LENDER: TEXTRON FINANCIAL CORPORATION, a Delaware corporation
By:	/s/ Michael J. LeClair
Name: Michael J. LeClair
Title: VP Loan Servicing

BORROWER: MYSTIC DUNES MYRTLE BEACH, LLC, a Delaware limited liability company
By:	/s/ Yanna Huang
Name: Yanna Huang
Title: Treasurer

GUARANTOR: MYSTIC DUNES, LLC, a Delaware limited liability company
By:	/s/ Yanna Huang
Name: Yanna Huang
Title: Treasurer

Signature Page to Amended and Restated Inventory Loan and Security Agreement

Schedules

Schedule 12.2	Affiliates and Capital Structure
Schedule 12.3	Names and Addresses
Schedule 12.7	Permitted Exceptions to Title
Schedule 12.10	Litigation Proceedings, Etc.
Schedule 13.8	Personal Property Leases
Schedule 13.10	Material Project Agreements
Schedule 13.20	Leases, Licenses or Occupancy Agreements
Exhibits

Exhibit A	Legal Description of Property on which the Borrower Project is located
Exhibit B	Mortgagee’s Title Insurance Commitment
Exhibit C	Form of Request for Inventory Loan Advance
Exhibit D	Form of Public Offering Statement
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Reassignment
Exhibit G	Form of Partial Release for Inventory

SCHEDULE 12.2
Affiliates and Capital Structure

Schedule 12.3

Names and Addresses

Address of Borrower:	Mystic Dunes Myrtle Beach, LLC
c/o Diamond Resorts Corporation
10615 Park Run Drive
Las Vegas, Nevada 89144

Address of Inventory Collateral:	Mystic Dunes Myrtle Beach, LLC
5200 N. Ocean Blvd.
Myrtle Beach, South Carolina 29577

Address of Books and Records:	Mystic Dunes Myrtle Beach, LLC
c/o Diamond Resorts Corporation
10615 Park Run Drive
Las Vegas, Nevada 89144

Schedule 12.7
Permitted Exceptions to Title
1.	Taxes and assessments for the year 2011 and subsequent years, not yet due and payable.

2.	Easements, rights and agreements concerning cable communications facilities set forth in that certain Communications Easement given by Dunes Village Properties LLC to Time Warner Entertainment-Advance/Newhouse Partnership, dated Nov. 29, 2005, recorded Jan. 4, 2006 in Deed Book 3030 at page 835, records of Horry County.

3.	Terms and conditions of that certain Pool and Amenity Easement Grant (to Dunes Village), dated Sept. 20, 2006 and recorded Sept. 20, 2006 in Deed Book 3160 at page 648, records of Horry County.

4.	Terms and conditions of that certain Pool and Amenity Easement Grant (to Pan American), dated Sept. 20, 2006 and recorded Sept. 20, 2006 in Deed Book 3160 at page 657, records of Horry County.

5.	All of the grants, terms, conditions and obligations set forth in that certain Condominium and Parking and Amenity Easement Grant with Unilateral Right to Relocate given by S.A.B. Properties, LLC to Pan American Properties, LLC, dated Sept. 20, 2006 and recorded Sept. 20, 2006 in Deed Book 3160 at page 618, records of Horry County (the “Easement Grant”).

6.	That certain survey entitled “Compiled Map of 2.4 +/– Acre Tract of Land located northeast of 52nd Avenue North in the Dunes Section of Myrtle Beach” prepared by Robert L. Bellamy & Associates for Dunes Village, Inc., dated Oct. 1, 1987 and recorded in Plat Book 98 at page 108, and that certain survey entitled “Recombination Subdivision Map” prepared for Pan American Properties, LLC and S.A.B. Properties, LLC by Huntley and Associates, Inc., dated December 29, 2005 and recorded in Plat Book 212 at page 18 reveals that a portion of the property subject to the Easement Grant is within the bounds of Deep Head Swash Lake.

7.	Any portion of the Property subject to the Easement Grant that is below the highwater mark of Deep Head Swash Lake.

8.	Rights, including, without limitation, riparian rights, of the State of South Carolina, the City of Myrtle Beach, the public, or any others to any portion of the premises subject to the Easement Grant that is below the mean high water level of Deep Head Swash Lake.

9.	That certain Recombination Subdivision Map, dated Aug. 15, 2006, prepared by Huntley & Associates, Inc. for Pan American Properties LLC

and S.A.B. Properties LLC, recorded Aug. 31, 2006 in Plat Book 216 at page 193, records of Horry County, South Carolina, demonstrates the existence of the following: (a) A portion of the property that is subject to the Easement Grant is within the bounds of Deep Head Swash Lake; (b) A portion of the property that is subject to the Easement Grant (shown and described as a portion of Tract B-I-formerly a portion of Horry County Tax Map No. 174-06-18-009) has been subdivided and recombined with the parcel shown and described as Tract B (Horry County Tax Map No. 174-06-18-006); (c) A chain link fence located in the northwest corner of a portion of the property subject to the Easement Grant; and (d) The foundation of a multi-story parking garage that is located upon a portion of the property that is subject to the Easement Grant.

10.	That certain as-built survey, dated Aug. 4, 2006, prepared by Huntley & Associates Inc. for Pan American Properties LLC recorded Sept. 19, 2006 in Plat Book 217 at page 46, records of Horry County, South Carolina, demonstrates the existence of the following: (a) A portion of the property that is subject to the Easement Grant is within the bounds of Deep Head Swash Lake; (b) A chain link fence located in the northwest corner of a portion of the property subject to the Easement Grant; and (d) The foundation of a multi-story parking garage that is located upon a portion of the property that is subject to the Easement Grant.

11.	That certain Storm Water Management, Right of Way and Utility Easement granted by Pan American Properties LLC and S.A.B. Properties LLC to the City of Myrtle Beach by instrument dated Sept 28, 2007 and recorded Oct. 9, 2007 in Deed Book 3283 at page 120, records of Horry County and as shown on that certain Easement Survey prepared by Huntley & Associates, Inc. for the City of Myrtle Beach, recorded Oct. 9, 2007 in Plat Book 230 at page 308, records of Horry County.

12.	That certain Perpetual Signage and Utilities Easement granted by S.A.B. Properties LLC to Dunes Village Property Owners Association Inc. by instrument dated Oct. 4, 2007 and recorded Oct 5, 2007 in Deed Book 3282 at page 1717, records of Horry County and as shown on that certain Signage Easement Survey prepared by Huntley & Associates Inc. for S.A.B. Properties, LLC recorded Oct. 5, 2007 in Plat Book 230 at page 295, records of Horry County.

13.	Matters and things disclosed upon that certain as-built survey prepared by Huntley & Associates, Inc. for Dunes Village Properties, LLC on the Dunes Sections Lots 1, 2, 3 and 4 of Block 25, recorded Oct. 16, 2007 in Plat Book 231 at page 24, records of Horry County.

14.	All of the terms, provisions, conditions, rights, privileges, restrictions, assessments, obligations, easements and liens set forth in the Master Deed for Dunes Village Property Regime creating the condominium estate, recorded on Oct. 16, 2007 in Deed Book 3284 at page 2688, as amended that certain First Amendment recorded in Deed Book 3307 at page 392 and by that certain Second Amendment recorded June 23, 2008 in Deed Book 3344 at page 2790, records of Horry County, and as may thereafter be further modified and/or amended.

15.	Covenants, conditions, restrictions, reservations, easements, liens for assessments, options, powers of attorney and limitations set forth in the Declaration of Fractional Vacation Ownership Plan for Dunes Village Resort, recorded January 15, 2009, in the Office of the Register of Deeds for Horry County in Deed Book 3382, at Page 1465, re-recorded on January 21, 2009, and First Amendment recorded in Deed Book 3435 at page 17; in the related by-laws; in any instrument creating the estate or interest in the Property; and in any other related instrument referred to in any of the instruments aforesaid.

16.	Limitations and conditions set out and imposed in the Horizontal Property Act, Chapter 31, Code of Laws of South Carolina, 1976, as amended.

17.	Matters of Title to the Land located between the highwater mark of the Atlantic Ocean and the boundary line of the Property.

18.	Any right, Title or interest of anyone whomever in any of the Property below the mean high water mark or below the spring tide flood water boundary, marsh (whether salt or fresh), lagoon, man-made canal, swamp areas, or any tidal area below the mean high water mark, or the spring tide flood water boundary, or to any such areas as may be claimed by or over which jurisdiction is asserted by any local, state or national governmental entity or quasi-governmental entity. The Company does not insure riparian rights, nor does it insure Title to the portion of the Land which lies below the mean high water mark of rivers, creeks or ocean, nor Title to any portion of the Land that may be accreted as defined in the Coastal Tidelands and Wetlands Act, Section 48-39-10 et seq. of the South Carolina Code of Laws, 1976, as amended.

19.	Facilities Use Agreement by and between Dunes Village Property Owners Association, Inc. and Backstage Myrtle Beach, LLC recorded June 23, 2008 in Deed Book 3344 at Page 2833, records of Horry County.

20.	Limited Assignment of Grantor’s Rights filed June 23, 3008 in Deed Book 3344 at Page 2820, records of Horry County.

Schedule 12.10
Litigation Proceedings
None.

Schedule 13.8
Personal Property Leases
     1. Equipment Lease Agreement between Tempus Resorts International and Zeno Office Solutions, dated May 30, 2008.

Schedule 13.10
Material Project Agreements
     1. Master Deed for Dunes Village Property Regime creating the condominium estate, recorded on Oct. 16, 2007 in Deed Book 3284 at page 2688, as amended by Second Amendment recorded June 23, 2008 in Deed Book 3344 at page 2790, records of Horry County.
     2. Declaration of Fractional Vacation Ownership Plan for Dunes Village Resort, recorded January 15, 2009, in the Office of the Register of Deeds for Horry County in Deed Book 3382, at Page 1465, re-recorded on January 21, 2009, and First Amendment recorded in Deed Book 3435 at page 17.
     3. Bylaws of Dunes Village Vacation Owners Association, Inc. adopted October 8, 2009.
     4. Fractional Management Contract between Dunes Village Vacation Owners Association, Inc. and Tempus Resort Management, Ltd., dated January 16, 2009.
     5. Management Subcontract between Tempus Resorts Management Ltd. and Pan American Vacations Management, LLC, dated June 20, 2008.
     6. Limited License Agreement between Backstage Myrtle Beach, LLC and Pan American Vacations Management, LLC, dated June 20, 2008.
Material Vendor Contracts
     7. AON Risk Services Inc. — Insurance
     8. Cigna — Health and dental insurance
     9. John Hancock USA — 401(k) contributions

Schedule 13.20
Leases, Licenses or Occupancy Agreements
     1. Limited License Agreement between Backstage Myrtle Beach, LLC and Pan American Vacations Management, LLC, dated June 20, 2008.

Exhibit A
Legal Description of Borrower Project
ALL AND SINGULAR, those certain condominium units listed below, being Units of Dunes Village Horizontal Property Regime, a condominium established pursuant to the South Carolina Horizontal Property Act, Title 27, Chapter 31, Code of Laws of South Carolina (2005), as amended, and submitted by Master Deed for Dunes Village Horizontal Property Regime, dated October 10, 2007, recorded October 16, 2007 in Deed Book 3284 at page 2688, records of Horry County, South Carolina, and all Exhibits and amendments thereto, referenced to which is craved as forming a part and parcel of these presents.

UNIT	TMS NO.	UNIT	TMS NO.
PH-34	174-10-02-270	256	174-10-02-049
PH-37	174-10-02-273	356	174-10-02-070
PH-45	174-10-02-194	437	174-10-02-078
PH-53	174-10-02-277	655	174-10-02-150
PH-55	174-10-02-279	656	174-10-02-151
PH-57	174-10-02-281	657	174-10-02-152
153	174-10-02-027	755	174-10-02-177
154	174-10-02-028	953	174-10-02-217
157	174-10-02-031	1055	174-10-02-234
254	174-10-02-047	1135	174-10-02-241
These being the identical property conveyed to Backstage Myrtle Beach, LLC, a Florida limited liability company, by deed of Dunes Village Properties, LLC filed June 23, 2008 in Deed Book 3344 at page 2809, records of Horry County.

A-1

Exhibit B
Mortgagee’s Title Insurance Commitment
[See attached]

B-1

FATIC-210X
ALTA Commitment (6-17-06)
First American Title Insurance Company
SCHEDULE A
First American Title Insurance Company
1 First American Way
Santa Ana, California 92707
Issuing Office File No.: dunes village/diamond/t-s
1.	Commitment Date: April 25, 2011 @ 8:00:00 AM

2.	Policy or Policies to be issued:

☑ (a) Owner’s Policy ALTA Owner’s Policy (6-17-2006)	Amount of Insurance: $0.00
Proposed Insured:
Mystic Dunes Myrtle Beach, LLC

☑ (b) Loan Policy ALTA Loan Policy (6-17-2006)	Amount of Insurance: $0.00
Proposed Insured:
Textron Financial Corp., a Delaware corporation, its successors and/or assigns as their interests may appear

☐ (c) Other Policy	Amount of Insurance:
Proposed Insured:
3.	Fee Simple interest in the Land described in this Commitment is owned, at the Commitment Date, by: Backstage Myrtle Beach, LLC
4.	The land referred to in this Commitment is described as follows: See Attached Exhibit “A” for Legal Description

Issue Date: June 10, 2011	RESORT TITLE COMPANY INC.
By:
ALAN D. CLEMMONS

THIS COMMITMENT IS FURNISHED BY FIRST AMERICAN TITLE INSURANCE COMPANY OR ITS POLICY ISSUING AGENT SOLELY FOR THE ISSUANCE OF A POLICY OR POLICIES OF TITLE INSURANCE OF FIRST AMERICAN TITLE INSURANCE COMPANY. THIS COMMITMENT IS NOT AN ABSTRACT OR AN OPINION OF TITLE. LIABILITY UNDER THIS COMMITMENT IS DEFINED BY AND LIMITED TO THE TERMS AND CONDITIONS OF THIS COMMITMENT AND THE TITLE INSURANCE POLICY TO BE ISSUED. PERSONS AND ENTITIES NOT LISTED ABOVE AS PROPOSED INSUREDS ARE NOT ENTITLED TO RELY UPON THIS COMMITMENT FOR ANY PURPOSE.

First American Title Insurance Company
EXHIBIT A
Issuing Office File No.: dunes village/diamond/t-s
LEGAL DESCRIPTION:
ALL AND SINGULAR, those certain undivided one-one hundred fourth (1/104) interests in Units listed on Exhibit A-1, in Dunes Village Horizontal Property Regime, established pursuant to the South Carolina Horizontal Property Act, Title 27, Chapter 31, Code of Laws of South Carolina, 1976 (Supp. 2006), and Vacation and Timesharing Plans, Chapter 32, Title 27, Code of Laws of South Carolina, 1976 (Supp. 2006), and submitted by Master Deed for Dunes Village Horizontal Property Regime, dated October 10, 2007 and recorded October 16, 2007 in Deed Book 3284 at page 2688, records of Horry County, South Carolina (the “Master Deed”), and the Declaration of Fractional Ownership Plan for Dunes Village Resort, dated December 30, 2008 and recorded January 15, 2009 in Deed Book 3382 at page 1465, and re-recorded January 21, 2009 in Deed Book 3383 at page 203, records of Horry County, South Carolina, and all exhibits and amendments thereto, reference to which is craved as forming a part and parcel of these presents.

FATIC-211X
ALTA Commitment (6-17-06)
First American Title Insurance Company
SCHEDULE B — SECTION I
REQUIREMENTS
Issuing Office File No.: dunes village/diamond/t-s
The following requirements must be met:
1.	Pay the agreed amounts for the interest in the land and/or the mortgage to be insured.

2.	Pay us the premiums, fees and charges for the policy.

3.	Pay all taxes and /or assessments, levied and assessed against the land, which are due and payable.

4.	You must tell us in writing the name of anyone not referred to in this Commitment who will get an interest in the land or who will make a loan on the land. We may then make additional requirements or exceptions.

5.	Documents, satisfactory to us, creating the interest in the land and/or the mortgage to be insured, must be signed, delivered and recorded:

a) Warranty Deed from Backstage Myrtle Beach, LLC to Mystic Dunes Myrtle Beach, LLC conveying the Land described under Schedule A herein.

b) Mortgage from Mystic Dunes Myrtle Beach, LLC to Textron Financial Corp., a Delaware corporation, in the amount of $4,000,000.00, secured by the Land described in Schedule A herein.

6.	We must be furnished with a copy of SCID 3601 executed pursuant to Section 38-75-960 S.C. Code of Laws 1976, as amended, and an executed Notice of Availability of Title Insurance Pursuant to S.C. Insurance Department regulation R-69-18, Vol. 25A of S.C. Code of Laws 1976, as amended.

7.	Seller’s/Owner’s Affidavit Indemnity executed by current owner(s) of the land on a form to be supplied by the Company stating that there have been no improvements to the land within the past 90 days which could give rise to a construction lien and that there are no accounts or claims pending and unpaid which could constitute a lien against the land. The affidavit will also state that affiant has no knowledge of any natural person or legal entity who has or could have a claim of right, interest or lien adverse to the Insured.

8.	Receipt of the acknowledged First American Title Insurance Company Privacy Policy.

9.	Satisfaction of Mortgage from Backstage Myrtle Beach, LLC to Textron Financial Corp. dated 11/7/2008, recorded 11/7/2008, in the Office of the Register of Deeds for Horry County in Mortgage Book 5124, Page 827.

10.	Termination of UCC-1 Financing Statement naming Textron Financial Corp., as secured party, and Backstage Myrtle Beach, LLC, as debtor, recorded in the Office of the Register of Deeds for Horry County in Mortgage Book 5124, Page 843.

11.	Comply with the requirements of that certain Order Approving Debtors’ Amended Disclosure Statement and Confirming Debtors’ Amended Plan of Reorganization entered in the case styled In re: Tempus Resorts International, Ltd., et al., Case No. 6:10-bk-20709-KSJ, United States Bankruptcy Court, Middle District of Florida, Orlando Division.

12.	The actual value of the estate or interest to be Insured must be disclosed to the Company and, subject to approval by the Company, entered as the amount of the Policy to be issued. Until the amount of the policy to be issued shall be determined and entered as aforesaid, it is agreed by and between the Company, the

First American Title Insurance Company
CONTINUATION OF SCHEDULE B — SECTION I
REQUIREMENTS
Issuing Office File No.: dunes village/diamond/t-s
12.	applicant for this Commitment, and every person relying on this Commitment, that the Company cannot be required to approve any such evaluation in excess of $1,000, and the total liability of the Company on account of this Commitment shall not exceed said amount.

13.	We must be furnished with a stamped copy of the Articles of Organization as filed with the Secretary of State indicating formation of the limited liability company prior to the taking of Title by the limited liability company.

NOTE: The Lender’s Policy when issued will contain the following ALTA endorsements: 4, 8.1, 9

FATIC-212X
ALTA Commitment (6-17-06)
First American Title Insurance Company
SCHEDULE B — SECTION II
EXCEPTIONS
Agent’s File No.: dunes village/diamond/t-s
Any policy we issue will have the following exceptions unless they are taken care of to our satisfaction.
1.	(a) Taxes or assessments that are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the Public Records; (b) proceedings by a public agency that may result in taxes or assessments, or notices of such proceedings, whether or not shown by the records of such agency or by the Public Records.

2.	Any facts, rights, interests, or claims that are not shown by the Public Records but that could be ascertained by an inspection of the Land or that may be asserted by persons in possession in the Land.

3.	Easements, liens or encumbrances, or claims thereof, not shown by the Public Records.

4.	Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land and not shown by the Public Records.

5.	Any mineral or mineral rights leased, granted or retained by current or prior owners.
NOTE: Exceptions Numbered 1-5 above will be hereby deleted upon issuance of the Loan Policy Only.
6.	Taxes and assessments for the year 2011 and subsequent years, not yet due and payable.

NOTE: EXCEPTIONS NUMBERED 1-5 ABOVE ARE HEREBY DELETED.

7.	Easements, rights and agreements concerning cable communications facilities set forth in that certain Communications Easement given by Dunes Village Properties LLC to Time Warner Entertainment-Advance/Newhouse Partnership, dated Nov. 29, 2005, recorded Jan. 4, 2006 in Deed Book 3030 at page 835, records of Horry County.

8.	Terms and conditions of that certain Pool and Amenity Easement Grant (to Dunes Village), dated Sept. 20, 2006 and recorded Sept. 20, 2006 in Deed Book 3160 at page 648, records of Horry County.

9.	Terms and conditions of that certain Pool and Amenity Easement Grant (to Pan American), dated Sept. 20, 2006 and recorded Sept. 20, 2006 in Deed Book 3160 at page 657, records of Horry County.

10.	All of the grants, terms, conditions and obligations set forth in that certain Condominium Parking and Amenity Easement Grant with Unilateral Right to Relocate given by S.A.B. Properties, LLC to Pan American Properties, LLC, dated Sept. 20, 2006 and recorded Sept. 20, 2006 in Deed Book 3160 at page 618, records of Horry County (the “Easement Grant”).

11.	That certain survey entitled “Compiled Map of 2.4 +/- Acre Tract of Land located northeast of 52nd Avenue North in the Dunes Section of Myrtle Beach” prepared by Robert L. Bellamy & Associates for Dunes Village, Inc., dated Oct. 1, 1987 and recorded in Plat Book 98 at page 108, and that certain survey entitled “Recombination Subdivision Map” prepared for Pan American Properties, LLC and S.A.B. Properties, LLC by Huntley and Associates, Inc., dated December 29, 2005 and recorded in Plat Book 212 at

First American Title Insurance Company
CONTINUATION OF SCHEDULE B — SECTION II
EXCEPTIONS
Agent’s File No.: dunes village/diamond/t-s
11.	page 18 reveals that a portion of the property subject to the Easement Grant is within the bounds of Deep Head Swash Lake.

12.	This policy does not insure any portion of the property subject to the Easement Grant that is below the highwater mark of Deep Head Swash Lake.

13.	Rights, including, without limitation, riparian rights, of the State of South Carolina, the City of Myrtle Beach, the public, or any others to any portion of the premises subject to the Easement Grant that is below the mean high water level of Deep Head Swash Lake.

14.	That certain Recombination Subdivision Map, dated Aug. 15, 2006, prepared by Huntley & Associates, Inc. for Pan American Properties LLC and S.A.B. Properties LLC, recorded Aug. 31, 2006 in Plat Book 216 at page 193, records of Horry County, South Carolina, demonstrates the existence of the following: (a) A portion of the property that is subject to the Easement Grant is within the bounds of Deep Head Swash Lake; (b) A portion of the property that is subject to the Easement Grant (shown and described as a portion of Tract B-1-formerly a portion of Horry County Tax Map No. 174-06-18-009) has been subdivided and recombined with the parcel shown and described as Tract B (Horry County Tax Map No. 174-06-18-006); (c) A chain link fence located in the northwest corner of a portion of the property subject to the Easement Grant; and (d) The foundation of a multi-story parking garage that is located upon a portion of the property that is subject to the Easement Grant.

15.	That certain as-built survey, dated Aug. 4, 2006, prepared by Huntley & Associates Inc. for Pan American Properties LLC recorded Sept. 19, 2006 in Plat Book 217 at page 46, records of Horry County, South Carolina, demonstrates the existence of the following: (a) A portion of the property that is subject to the Easement Grant is within the bounds of Deep Head Swash Lake; (b) A chain link fence located in the northwest corner of a portion of the property subject to the Easement Grant; and (d) The foundation of a multi-story parking garage that is located upon a portion of the property that is subject to the Easement Grant.

16.	That certain Storm Water Management, Right of Way and Utility Easement granted by Pan American Properties LLC and S.A.B. Properties LLC to the City of Myrtle Beach by instrument dated Sept. 28, 2007 and recorded Oct. 9, 2007 in Deed Book 3283 at page 120, records of Horry County and as shown on that certain Easement Survey prepared by Huntley & Associates, Inc. for the City of Myrtle Beach, recorded Oct. 9, 2007 in Plat Book 230 at page 308, records of Horry County.

17.	That certain Perpetual Signage and Utilities Easement granted by S.A.B. Properties LLC to Dunes Village Property Owners Association Inc. by instrument dated Oct. 4, 2007 and recorded Oct. 5, 2007 in Deed Book 3282 at page 1717, records of Horry County and as shown on that certain Signage Easement Survey prepared by Huntley & Associates Inc. for S.A.B. Properties, LLC recorded Oct. 5, 2007 in Plat Book 230 at page 295, records of Horry County.

18.	Matters and things disclosed upon that certain as-built survey prepared by Huntley & Associates, Inc. for Dunes Village Properties, LLC on the Dunes Sections Lots 1, 2, 3 and 4 of Block 25, recorded Oct. 16, 2007 in Plat Book 231 at page 24, records of Horry County.

19.	All of the terms, provisions, conditions, rights, privileges, restrictions, assessments, obligations, easements

First American Title Insurance Company
CONTINUATION OF SCHEDULE B — SECTION II
EXCEPTIONS
Agent’s File No.: dunes village/diamond/t-s
19.	and liens set forth in the Master Deed for Dunes Village Property Regime creating the condominium estate hereby Insured, recorded on Oct. 16, 2007 in Deed Book 3284 at page 2688, as may thereafter further modified and/or amended (First Amendment recorded in Deed Book 3307 at page 392; Second Amendment recorded in Deed Book 3344 at page 2790), records of Horry County.

20.	Covenants, conditions, restrictions, reservations, easements, liens for assessments, options, powers of attorney and limitations set forth in the Declaration of Fractional Vacation Ownership Plan for Dunes Village Resort, recorded January 15, 2009, in the Office of the Register of Deeds for Horry County in Deed Book 3382, at Page 1465, re-recorded on January 21, 2009 in Deed Book 3383 at page 203, and First Amendment recorded in Deed Book 3435 at page 17; in the related by-laws; in any instrument creating the estate or interest Insured by this policy; and in any other related instrument referred to in any of the instruments aforesaid.

21.	Limitations and conditions set out and imposed in the Horizontal Property Act, Chapter 31, Code of Laws of South Carolina, 1976, as amended.

22.	This policy does not insure matters of Title to the Land located between the highwater mark of the Atlantic Ocean and the boundary line of the Insured premises.

23.	Any right, Title or interest of anyone whomever in any of the Land below the mean high water mark or below the spring tide flood water boundary, marsh (whether salt or fresh), lagoon, man-made canal, swamp areas, or any tidal area below the mean high water mark, or the spring tide flood water boundary, or to any such areas as may be claimed by or over which jurisdiction is asserted by any local, state or national governmental entity or quasi-governmental entity. The Company does not insure riparian rights, nor does it insure Title to the portion of the Land which lies below the mean high water mark of rivers, creeks or ocean, nor Title to any portion of the Land that may be accreted as defined in the Coastal Tidelands and Wetlands Act, Section 48-39-10 et seq. of the South Carolina Code of Laws, 1976, as amended.

24.	Facilities Use Agreement by and between Dunes Village Property Owners Association, Inc. and Backstage Myrtle Beach, LLC recorded June 23, 2008 in Deed Book 3344 at page 2833, records of Horry County.

25.	Limited Assignment of Grantor’s Rights filed June 23, 2008 in Deed Book 3344 at page 2820, records of Horry County.

Exhibit C
Form of Request for Inventory Loan Advance
BORROWER’S CERTIFICATE
AND REQUEST FOR ADVANCE ON INVENTORY LOAN
                                                            , 200_
Textron Financial Corporation
13701 West Jewell Avenue – Suite 200
Lakewood, Colorado 80228

RE:	Amended and Restated Inventory Loan any Security Agreement between Textron Financial Corporation (“Lender”) and Mystic Dunes Myrtle Beach, LLC (“Borrower”), dated as of June , 2011 (as amended, supplemented or restated from time to time, the “Loan Agreement”)
Ladies and Gentlemen:
     In accordance with the terms of advance Loan Agreement, Borrower desires to obtain the advance (the “Advance”) of
$                                         of the principal balance on the Inventory Loan on                                         ,                     . Unless otherwise defined herein, terms used herein with initial capital letters shall have the same meaning assigned to such terms in the Loan Agreement.
     In order to induce Lender to make such Advance, Borrower hereby certifies, represents and warrants the following to Lender:
     No Default or Event of Default has occurred under the Loan Agreement and no Default or Event of Default will occur under the Loan Agreement as a result of the Advance requested herein.
     All of Borrower’s representations and warranties under the Loan Agreement and the other Loan Documents, including, without limitation, all representations and warranties ensuring compliance with all environmental laws, rules and regulations, are true and correct as of the date hereof, and after giving effect to the making of such requested Advance, will be true and correct as of the date on which such Advance is made.
     There is no material litigation (except as disclosed in the Loan Agreement and except as fully disclosed to Lender in writing) either pending or threatened against Borrower, the Borrower Project or the Inventory Collateral. Neither Borrower nor the Borrower Project, nor the operations, marketing or sales conducted with respect to the Borrower Project, are under any material investigation with respect to any declaration, timeshare act, environmental law, rule or regulation, or any other legal requirements, and Borrower has not received notification of, nor is Borrower aware of, any violations of the declaration, any environmental law, rule or regulation, any timeshare act, or any other legal requirements relating to the Borrower Project, marketing or sales activities or the Inventory Collateral.
     Borrower is in compliance with each and every one of its covenants, agreements and obligations under the Loan Agreement and the other Loan Documents.
     Borrower has no defenses to or offsets against the payment of all amounts due to Lender under or in connection with the Inventory Loan, or defenses against the performance of all of Borrower’s Obligations under the Loan Agreement and all of the other Loan Documents.
     The applicable conditions to the making of an Advance set forth in the Loan Agreement have been satisfied as of the date hereof.
     The chief executive office of Borrower, and all its books and records, are located at Mystic Dunes Myrtle Beach, LLC, c/o Diamond Resorts Corporation, 10615 Park Run Drive, Las Vegas, Nevada 89144.
     The Inventory Collateral is free and clear of all Liens and other encumbrances, except for any Permitted Exceptions described in the Loan Agreement and the Lien of Lender granted pursuant to the Loan Documents.
     At all times prior to and as of the date hereof, and after giving effect to the transactions contemplated under the Loan Agreement, including without limitation, the borrowing of the Inventory Loan, the granting of liens to Lender in all of the Inventory Collateral, and the incurring of the Obligations, the total fair value of the Borrower’s properties exceeds the total amount of its debts, and the Borrower is able to pay and is paying its debts as they become due.
     Borrower hereby requests an Advance in the amount set forth above be made only upon confirmation by Lender of satisfaction, with respect to the initial Advance, of all conditions to the closing, and with respect to all Advances, to the making of such Advance.
The requested Advance should be made in care of
Bank Name:
Bank Address:
ABA No.:
Account No.:
     Borrower acknowledges that interest will accrue on the Advance at the rate set forth in the Loan Agreement from the date of the making of such Advance by Lender.
     The information set forth herein is true, correct and complete, and Borrower acknowledges that, in connection with making an Advance under the Inventory Loan, Lender is relying on the information contained herein (including the exhibits hereto) and certified, both on behalf of the Borrower and by the undersigned, individually, as being true, correct and complete.
[Signature page follows]

BORROWER:

MYSTIC DUNES MYRTLE BEACH, LLC, a Delaware limited liability company.

By:

Name:

Title:

Exhibit D
Form of Public Offering Statement
[Amended S.C. Public Offering Statement to be provided post closing]
[Existing S.C. Public Offering Statement in Files]

D-1

Exhibit E
Form of Compliance Certificate
Testing Date:
COMPLIANCE CERTIFICATE
     In accordance with Section 15.4 of the Amended and Restated Inventory Loan and Security Agreement dated as of June                     , 2011 by and between MYSTIC DUNES MYRTLE BEACH, LLC, a Delaware limited liability company (“Borrower”) and TEXTRON FINANCIAL CORPORATION (“Lender”) (as it may be amended, modified, supplemented or restated, from time to time, the “Loan Agreement”), the undersigned hereby certifies to Lender that as of the Testing Date described above:
1.	The undersigned is the (*the undersigned is the of Borrower.*) of Borrower.

2.	The undersigned has reviewed the relevant terms of the Loan Agreement (and all other Loan Documents to which Borrower is a party or by which Borrower is bound) and has made, or caused to be made, under his/her supervision, a review of the transactions and conditions of Borrower from the beginning of the period covered by the Financial Statements or reports being delivered herewith to the date of this Compliance Certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or Event of Default.
     Capitalized terms shall have the meanings set forth therefor in the Loan Agreement. The certifications in this Compliance Certificate are made by the undersigned, in his capacity as the       of Borrower, from the undersigned’s own personal knowledge, after due inquiry and with full knowledge that Lender will rely upon this Compliance Certificate. The undersigned has executed and delivered this Compliance Certificate as an inducement for Lender to continue to extend the Inventory Loan to Borrower pursuant to the Loan Agreement.

BORROWER:

MYSTIC DUNES MYRTLE BEACH, LLC, a Delaware limited liability company

By:

Print Name:

Its:

Dated:

E-1

The undersigned Guarantor concurs with the conclusions described in Section 2 above and executes and delivers this concurrence as inducement for Lender to continue to extend the Inventory Loan to Borrower pursuant to the Loan Agreement.

GUARANTOR:

MYSTIC DUNES, LLC, a Delaware limited liability company,

By:

Print Name:

Its:

Dated:

E-2

Exhibit F
Form of Reassignment
Drawn by and Return to:
Mystic Dunes Myrtle Beach, LLC
c/o Diamond Resorts Corporation
10615 Park Run Drive
Las Vegas, Nevada 89144
Attention: Chief Legal Officer
STATE OF SOUTH CAROLINA
COUNTY OF HORRY
REASSIGNMENT OF OWNED NOTE(S) RECEIVABLE
AND INTERVAL MORTGAGE(S)
     KNOW ALL MEN BY THESE PRESENTS that in consideration of Ten Dollars (10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, TEXTRON BUSINESS SERVICES, INC., whose address is 45 Glastonbury Blvd., Glastonbury, Connecticut 06033-4450, (“Lender”) hereby assigns to MYSTIC DUNES MYRTLE BEACH, LLC, a Delaware limited liability company, whose address is c/o Diamond Resorts Corporation, 10615 Park Run Drive, Las Vegas, Nevada 89144, without recourse, representation or warranty of any kind other than to the extent set forth in the Loan Agreement defined below, all of the undersigned’s right, title and interest as seller under those certain hereinafter described mortgage(s) (“Interval Mortgage(s)”) and all powers, covenants and provisions therein contained, together with the promissory note(s) executed in connection with such Interval Mortgage(s) (“Owned Note(s)”), all other documents and instruments executed in connection with such Interval Mortgage(s) and Owned Note(s), all monies due and to become due on account of such Interval Mortgage(s) and Owned Note(s) and all rights accrued or to accrue under such Interval Mortgage(s), Owned Note(s) and other documents and instruments.
     Description of Interval Mortgages and related Owned Notes Receivable assigned hereby:
[See Exhibit B attached hereto and incorporated herein by this reference.]
     The Interval Mortgage(s) constitutes a lien on the property and time sharing interest(s) in the unit(s) as described therein, located within that resort commonly known as Dunes Village located at 5200 North Ocean Boulevard, Myrtle Beach, Horry County, South Carolina, and more fully described on the attached Exhibit A.

     This Reassignment has been made and delivered pursuant to the provisions of an Amended and Restated Inventory Loan and Security Agreement dated June                     , 2011 among the undersigned and Lender, as it may from time to time be amended (the “Loan Agreement”). In no event shall this Reassignment constitute a release of the lien created by the individual obligors under the Interval Mortgages described herein.
     IN WITNESS WHEREOF, the undersigned has executed this Reassignment under seal as of the above written date.

Signed, sealed and delivered in the presence of the following witnesses:	TEXTRON BUSINESS SERVICES, INC., a Delaware corporation

By:

Signature of Witness	Name:

Title:

Printed Name of Witness

Signature of Witness

Printed Name of Witness
STATE OF
COUNTY OF
     The foregoing instrument was acknowledged before me this                      day of                                         , 2011, by                                         , the                                          of Textron Business Services, Inc., a Delaware corporation, on behalf of corporation.

Notary Public for the State of

My Commission Expires:

EXHIBIT A
Legal Description
ALL AND SINGULAR, those certain condominium units listed below, being Units of Dunes Village Horizontal Property Regime, a condominium established pursuant to the South Carolina Horizontal Property Act, Title 27, Chapter 31, Code of Laws of South Carolina (2005), as amended, and submitted by Master Deed for Dunes Village Horizontal Property Regime, dated October 10, 2007, recorded October 16, 2007 in Deed Book 3284 at page 2688, records of Horry County, South Carolina, and all Exhibits and amendments thereto, referenced to which is craved as forming a part and parcel of these presents.

UNIT	TMS NO.	UNIT	TMS NO.
PH-34	174-10-02-270	256	174-10-02-049
PH-37	174-10-02-273	356	174-10-02-070
PH-45	174-10-02-194	437	174-10-02-078
PH-53	174-10-02-277	655	174-10-02-150
PH-55	174-10-02-279	656	174-10-02-151
PH-57	174-10-02-281	657	174-10-02-152
153	174-10-02-027	755	174-10-02-177
154	174-10-02-028	953	174-10-02-217
157	174-10-02-031	1055	174-10-02-234
254	174-10-02-047	1135	174-10-02-241
These being the identical property conveyed to Backstage Myrtle Beach, LLC, a Florida limited liability company, by deed of Dunes Village Properties, LLC filed June 23, 2008 in Deed Book 3344 at page 2809, records of Horry County.

EXHIBIT B
Interval Mortgage(s)
(TO BE ATTACHED)

Exhibit G
Form of Release for Inventory

STATE OF SOUTH CAROLINA	)
	)	PARTIAL RELEASE
COUNTY OF HORRY	)
     KNOW ALL MEN BY THESE PRESENTS, that TEXTRON FINANCIAL CORPORATION (“Bank”), for valuable consideration to it in hand paid, receipt of which is hereby acknowledged, hereby remises, releases and forever discharges the property described on Exhibit A attached hereto and incorporated herein by reference, together with all purchase agreements and documents related to the sale of timeshare interests in such property described on Exhibit A, from the lien, operation and effect of that certain MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT from MYSTIC DUNES MYRTLE BEACH, LLC, to TEXTRON FINANCIAL CORPORATION, dated June 30, 2011 and recorded in Deed       Book at Page      , records of Horry County, South Carolina as amended from time to time (the “Mortgage”):
     PROVIDED, however, that the security of said Bank, as set forth in the Mortgage be preserved and protected in all respects except as to the property described on Exhibit A hereto, and that the operation, effect and lien of the Mortgage, except as is hereby remised, released and discharged, shall remain in full force and effect.
     IN WITNESS WHEREOF, TEXTRON FINANCIAL CORPORATION has caused these presents to be executed in its name and its seal to be affixed by its duly authorized officer, this       day                                         , 20     .

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:	TEXTRON FINANCIAL CORPORATION, a Delaware corporation

By:

Witness
Its: (title)
Witness

STATE OF	)
	)	ACKNOWLEDGEMENT
COUNTY OF	)
     The foregoing instrument was acknowledged before me this       day of                                         , 20                    , by                                         , (title)/Authorized Officer of Textron Financial Corporation, a Delaware corporation, on behalf of said corporation.
                                                                                  (L.S.)
Notary for
My Commission Expires:

[SEAL]

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